UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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☐	Soliciting Material Pursuant to §240.14a-12

U.S. CONCRETE, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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March 28, 2014

Dear Stockholder:

On behalf of the Board of Directors of U.S. Concrete, Inc., which we refer to as our Company, we invite you to attend the 2014 Annual Meeting of Stockholders of our Company, which we refer to as our Annual Meeting. We will hold our Annual Meeting at the Newark Liberty International Airport Marriott, 1 Hotel Road, Newark, New Jersey 07114 at 9:00 a.m. local time, on Wednesday, May 14, 2014.

We again are taking advantage of the rules of the Securities and Exchange Commission, which we refer to as the SEC, that allow issuers to provide electronic access to proxy materials over the Internet instead of mailing printed copies of those materials to each stockholder. We believe that furnishing these materials electronically allows us to more efficiently provide our stockholders with our proxy materials while reducing costs and reducing the impact of the Annual Meeting on the environment. However, if you would prefer to receive printed proxy materials, please follow the instructions included in the Notice of Internet Availability of Proxy Materials referenced below. If you have previously elected to receive our proxy materials electronically, you will continue to receive these materials electronically, unless you elect otherwise.

On March 28, 2014, we commenced the mailing to our stockholders (other than those who previously requested electronic or paper delivery) of a Notice of Internet Availability of Proxy Materials containing instructions on how to access our proxy materials, the Notice of Annual Meeting of Stockholders, the proxy statement providing information concerning the matters to be acted on at the Annual Meeting, and our Annual Report to Stockholders describing our operations during the year ended December 31, 2013. If you requested printed versions of these materials, a proxy card for the Annual Meeting is also included.

We hope you will be able to attend the Annual Meeting in person. Whether or not you plan to attend, please take the time to vote. You may vote your shares via the Internet or by telephone, by following the instructions included in this proxy statement or, if you elected to receive printed versions of the materials, by signing, dating and returning the enclosed paper proxy card in the enclosed postage-paid envelope. If you attend the Annual Meeting and wish to vote your shares in person, you may revoke your proxy.

Thank you for your interest in our Company.

Sincerely,

/s/ Eugene I. Davis	/s/ William J. Sandbrook
Eugene I. Davis	William J. Sandbrook
Chairman of the Board	President and Chief Executive Officer

U.S. CONCRETE, INC.

331 N. Main Street, Euless, Texas 76039

NOTICE OF 2014 ANNUAL MEETING OF STOCKHOLDERS

To Be Held on Wednesday, May 14, 2014

9:00 a.m., Local Time

To the Stockholders of U.S. Concrete, Inc.:

The 2014 Annual Meeting of Stockholders, which we refer to as the Annual Meeting, of U.S. Concrete, Inc., which we refer to as the Company, will be held on Wednesday, May 14, 2014, at 9:00 a.m., local time, at the Newark Liberty International Airport Marriott, 1 Hotel Road, Newark, New Jersey 07114. At the Annual Meeting, we will ask you to consider and take action on the following:

(1)	to elect seven directors to serve on the Board of Directors of the Company, which we refer to as our Board, until the 2015 Annual Meeting of Stockholders of the Company (Proposal No. 1);

(2)	to ratify the appointment of Grant Thornton LLP, as the independent registered public accounting firm of the Company for the year ending December 31, 2014 (Proposal No. 2);

(3)	to cast a non-binding, advisory vote on the compensation of the Company’s executive officers as disclosed in these materials (Proposal No. 3); and

(4)	to transact any other business that may properly come before the Annual Meeting or any adjournment or postponement thereof.

Our Board set the close of business on March 19, 2014 as the record date for determining stockholders entitled to receive notice of and to vote at the Annual Meeting or any adjournment or postponement thereof. Each stockholder is entitled to one vote for each share of common stock of the Company held by such stockholder at that time. A list of all stockholders entitled to vote is available for inspection during normal business hours at our principal executive offices at 331 N. Main Street, Euless, Texas 76039. This list also will be available at the Annual Meeting.

Your vote is very important. Whether or not you plan to attend the Annual Meeting, we encourage you to read this proxy statement and submit your proxy so that your shares can be voted at the Annual Meeting and to help us ensure a quorum at the Annual Meeting. You may nonetheless vote in person if you attend the Annual Meeting.

By Order of the Board of Directors,

/s/ Paul M. Jolas
Paul M. Jolas
Vice President, General Counsel and Corporate Secretary

Euless, Texas

March 28, 2014

Important Notice Regarding the Availability of Proxy Materials for the Stockholders

Meeting to be held on May 14, 2014: The Notice of Annual Meeting of Stockholders, Proxy Statement

and the Annual Report to Stockholders are available at www.proxyvote.com.

PROXY STATEMENT

FOR 2014 ANNUAL MEETING OF STOCKHOLDERS

QUESTIONS AND ANSWERS ABOUT

THE MEETING AND VOTING

Q:	Why did I receive a notice regarding the availability of proxy materials rather than the printed proxy statement and annual report, and how do I request a printed copy of the proxy materials?

A:	Pursuant to the rules of the Securities and Exchange Commission, which we refer to as the SEC, we have elected to provide electronic access to our proxy materials over the Internet instead of mailing printed copies of these materials to each stockholder. Accordingly, we are sending a Notice of Internet Availability of Proxy Materials, which we refer to as the Notice, to our stockholders of record on March 19, 2014, which we began mailing on or about March 28, 2014. Instructions on how to access the proxy materials over the Internet are included in the Notice.

All stockholders will have the ability to access the proxy materials on the web site referred to in the Notice. If you received the Notice, then you will not receive a printed copy of the proxy materials unless you request them. Stockholders may request to receive a printed set of the proxy materials, on an ongoing basis, via the Internet at www.proxyvote.com, by sending an email to sendmaterial@proxyvote.com, or by calling 1-800-579-1639.

Q:	What am I being asked to vote on at the 2014 Annual Meeting of Stockholders?

A:	At the 2014 Annual Meeting of Stockholders of the Company, which we refer to as the Annual Meeting, we are asking you to consider and vote on the following:

•	the election of seven directors to serve on the Board of Directors of the Company, which we refer to as our Board, until the 2015 Annual Meeting of Stockholders of the Company (Proposal No. 1);

•	the ratification of the appointment of Grant Thornton LLP, as the independent registered public accounting firm of the Company for the year ending December 31, 2014 (Proposal No. 2);

•	the casting of a non-binding, advisory vote on the compensation of the Company’s executive officers as disclosed in this proxy statement (Proposal No. 3); and

•	any other business that may properly come before the Annual Meeting or any adjournment or postponement thereof.

Q:	Who may vote at the Annual Meeting?

A:	All stockholders of record as of the close of business on March 19, 2014, which we refer to as the Record Date, are entitled to vote at the Annual Meeting. Holders of our common stock are entitled to one vote per share. As of March 19, 2014, 14,049,242 shares of our common stock were outstanding and entitled to vote.

Q:	Who may attend the Annual Meeting?

A:	All stockholders as of the Record Date, or their duly appointed proxies, may attend the Annual Meeting.

Q:	How do I vote at the Annual Meeting?

A:	You may vote in the following ways:

•	you may come to the Annual Meeting and cast your vote in person;

•	you may cast your vote by telephone by using the toll-free number listed on the Notice;

•	you may cast your vote over the Internet by using the Internet address listed on the Notice; or

•	if you elected to receive printed versions of the proxy materials, you may vote by signing and returning the enclosed proxy card. If you return the proxy card, the persons named on the card will vote your shares in the manner you indicate.

The telephone and Internet voting procedures are designed to verify your vote through the use of a voter control number that is provided on your individual copy of the Notice. The procedures also allow you to vote your shares and to confirm that your instructions have been properly recorded. Please see your copy of the Notice for specific instructions.

If you hold shares through a brokerage firm, bank or other custodian, you may vote by telephone or the Internet only if the custodian offers that option.

Q:	Who is soliciting my proxy?

A:	Our Board is soliciting your proxy. Certain of our directors, officers and employees also may solicit proxies on our Board’s behalf by mail, telephone, email, fax or in person.

Q:	Who will bear the expenses of this solicitation?

A:	We will pay the costs and expenses of the solicitation. Our directors, officers and employees will not receive additional remuneration for soliciting proxies. We will reimburse banks, brokers, custodians, nominees and fiduciaries for their reasonable costs and expenses to forward our proxy materials to the beneficial owners of our common stock.

Q:	What is the difference between a stockholder of record and a beneficial owner of shares held in “street name”?

A:	Stockholder of Record. If your shares are registered directly in your name with our transfer agent, you are considered the stockholder of record with respect to those shares and the Notice was sent directly to you by us. If you request printed copies of the proxy materials by mail, you will receive a proxy card.

Beneficial Owner of Shares Held in “Street Name.” If your shares are held in an account at a brokerage firm, bank, broker-dealer, or other similar organization, then you are the beneficial owner of shares held in “street name,” and the Notice was forwarded to you by that organization. The organization holding your account is considered the stockholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to instruct that organization on how to vote the shares held in your account. If you request printed copies of the proxy materials by mail, you will receive a vote instruction form from the stockholder of record.

Q:	What happens if I do not indicate how I wish to vote on one or more of the proposals?

A:	If you are a stockholder of record and you return your signed proxy card but do not indicate how you wish to vote, the persons named as proxies will vote your shares (i) “FOR” the election of all the director nominees (Proposal No. 1), (ii) “FOR” the ratification of the appointment of Grant Thornton LLP (Proposal No. 2), and (iii) “FOR” the approval of the advisory vote on the compensation of our executive officers (Proposal No. 3). If any other matter does come before the Annual Meeting, the proxy holders will vote the proxies according to their best judgment.

If you are a beneficial owner of shares held in street name and do not provide the organization that holds your shares with specific voting instructions, under the rules of the national securities exchanges, the organization that holds your shares may generally vote on routine matters but cannot vote on non-routine matters. If the organization that holds your shares does not receive instructions from you on how to vote your shares on a non-routine matter, the organization that holds your shares will inform the inspector of election that it does not have the authority to vote on this matter with respect to your shares. This is generally referred to as a “broker non-vote.” Under applicable rules, brokers will not be able to vote for the election of nominees for director (Proposal No. 1), or the advisory vote on the compensation of our executive officers (Proposal No. 3) without prior instructions from you on how to vote. Therefore, it is very important that you vote your proxy so that your vote can be counted.

Q:	What if I vote by proxy and then change my mind?

A:	If you vote by proxy, via mail, the Internet or telephone, you may later revoke your proxy instructions by:

•	writing to the Company’s Corporate Secretary at the mailing address in the answer to the last question below;

•	delivering to our Corporate Secretary at the mailing address in the answer to the last question below a properly executed proxy card dated after the date of the proxy card you want to revoke;

•	voting at a later time by telephone or the Internet; or

•	attending the Annual Meeting and casting your vote in person.

Q:	When did the Company begin mailing the Notice and first distribute this proxy statement and the accompanying form of proxy to stockholders?

A:	We began mailing the Notice, and first distributed this proxy statement and the accompanying form of proxy to our stockholders, on or about March 28, 2014.

Q:	What constitutes a quorum?

A:	The presence, in person or by proxy, of the holders of a majority of the outstanding shares of common stock entitled to vote at the Annual Meeting constitutes a quorum. We need a quorum of stockholders to hold a valid annual meeting. If you have properly voted by proxy, via mail, the Internet or telephone, you will be considered part of the quorum. We will count abstentions and broker non-votes as present for the purpose of establishing a quorum. If a quorum is not present, the Chairman of our Board or the holders of a majority of the shares of common stock present in person or by proxy at the Annual Meeting may adjourn the Annual Meeting, without notice other than an announcement at the Annual Meeting, until the required quorum is present.

Q:	What vote is required to approve of each of the proposals being considered at the Annual Meeting?

A:	Pursuant to our bylaws, directors are elected by a plurality, which means that the seven nominees receiving the greatest number of votes will be elected. The ratification of Grant Thornton LLP, as our independent registered public accounting firm for the year ending December 31, 2014, requires the affirmative vote of a majority of the votes cast on the proposal. The approval of the advisory vote on our executive compensation requires the affirmative vote of a majority of the shares entitled to vote at the meeting. Abstentions and broker non-votes will have no effect on the vote for directors or ratification of our independent registered public accounting firm. Abstentions will have the same effect as votes against the advisory vote on our executive compensation vote, and broker non-votes will have no effect on the result of the vote for such proposal.

Q:	Who will count the votes?

A:	Representatives of Broadridge Financial Solutions, Inc. will tabulate the votes.

Q:	What shares are reflected on my copy of the Notice or my proxy card?

A:	The shares listed on your copy of the Notice or your proxy card represent, as of the record date, all the shares of common stock held in your name, as distinguished from shares held by a broker in “street name.” You should receive a separate notice or proxy card from your broker if you hold shares in “street name.”

Q:	What does it mean if I get more than one Notice or proxy card?

A:	It indicates that your shares are held in more than one account, such as two brokerage accounts, or are registered in different names. You should vote or provide a proxy for the shares covered by each Notice or proxy card to ensure that all your shares are voted.

Q:	What is the deadline for submitting a proxy?

A:	In order to be counted, proxies submitted by telephone or the Internet must be received by 11:59 p.m. on May 13, 2014, the day before the Annual Meeting. Proxies submitted by mail must be received prior to the start of the Annual Meeting.

Q:	What is the Company’s mailing address?

A:	Our mailing address, and the location of our principal executive offices, is U.S. Concrete, Inc., 331 N. Main Street, Euless, Texas 76039.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

Our Board currently consists of seven members. Directors are elected by a plurality vote, which means that the seven nominees receiving the highest number of affirmative votes, whether in person or by proxy, at the Annual Meeting will be elected. Any abstentions or broker non-votes will not affect the vote. If you properly completed the voting instructions via mail, the Internet or telephone, the persons named as proxies will vote your shares “FOR” the election of the nominees listed below unless you withhold authority to vote for one or more nominees. We do not expect that any of the nominees will refuse or be unable to serve as a director of the Company for the term specified. If, however, any nominee becomes unable or unwilling to serve as a director prior to the vote, the persons named as proxies intend to vote the proxy shares for the election of any other person our Board may designate.

Set forth below is information regarding the age, business experience and Board committee memberships concerning each nominee for election as a director of the Company, including a discussion of such nominee’s particular experience, qualifications, attributes or skills that lead our Nominating and Corporate Governance Committee to conclude that the nominee should serve as a director of our Company. The ages listed below are as of December 31, 2013.

Nominee	Age	Position(s) Held
Eugene I. Davis	58	Director and Chairman of the Board (1)
William J. Sandbrook	56	Director, President and Chief Executive Officer
Kurt M. Cellar	44	Director (2)
Michael D. Lundin	54	Director (3)
Robert M. Rayner	67	Director (4)
Colin M. Sutherland	58	Director (5)
Theodore P. Rossi	62	Director (6)

1.	Chairman of the Board, member and Chairman of the Nominating and Corporate Governance Committee and member of the Audit Committee.
2.	Member and Chairman of the Compensation Committee and member of the Nominating and Corporate Governance Committee.
3.	Member of the Compensation Committee and member of the Nominating and Corporate Governance Committee.
4.	Member and Chairman of the Audit Committee and member of the Nominating and Corporate Governance Committee.
5.	Member of the Audit Committee, member of the Compensation Committee and member of the Nominating and Corporate Governance Committee.
6.	Member of the Compensation Committee and member of the Nominating and Corporate Governance Committee.

There is no family relationship among any of the nominees, directors and/or any of the executive officers of the Company.

Eugene I. Davis has been the Chairman of our Board since 2010. Mr. Davis is Chairman and Chief Executive Officer of PIRINATE Consulting Group, LLC, or PIRINATE, a privately held consulting firm specializing in turnaround management, merger and acquisition consulting and hostile and friendly takeovers, proxy contests and strategic planning advisory services for domestic and international public and private business entities. Since forming PIRINATE in 1997, Mr. Davis has advised, managed, sold, liquidated and served as a Chief Executive Officer, Chief Restructuring Officer, Director, Committee Chairman and Chairman of the Board of a number of businesses operating in diverse sectors such as telecommunications, automotive, manufacturing, high-technology, medical technologies, metals, energy, financial services, consumer products and services, import-export, mining and transportation and logistics. Previously, Mr. Davis served as President, Vice Chairman and Director of Emerson Radio Corporation and Chief Executive Officer and Vice Chairman of Sport Supply Group, Inc. He began his career as an attorney and international negotiator with Exxon Corporation and Standard Oil Company (Indiana) and as a partner in two Texas-based law firms, where he specialized in corporate/securities law, international transactions and restructuring advisory. Mr. Davis holds a bachelor’s degree from Columbia College, a master of international affairs degree (MIA) in international law and organization from the School of International Affairs of Columbia University, and a Juris Doctorate from Columbia University School of Law.

Mr. Davis is also a director of the following five public companies: Atlas Air Worldwide Holdings, Inc., The Cash Store Financial Services, Inc., Harbinger Group, Inc., Spectrum Brands, Inc., and WMI Holdings Corp. On February 20, 2014, Mr. Davis gave notice to Global Power Equipment Group Inc. that he did not plan to stand for re-election as a director at the company’s annual meeting currently scheduled for May 1, 2014. Mr. Davis is a director of ALST Casino Holdco, LLC whose common stock is registered under the Securities Exchange Act of 1934 but does not publicly trade. During the past five years, Mr. Davis has also been a director of Ambassadors International, Inc., American Commercial Lines Inc., Delta Airlines, Dex One Corp., Foamex International Inc., Footstar, Inc., Granite Broadcasting Corporation, GSI Group, Inc., Ion Media Networks, Inc., JGWPT Holdings Inc., Knology, Inc., Media General, Inc., Mosaid Technologies, Inc., Ogelbay Norton Company, Orchid Cellmark, Inc., PRG-Schultz International Inc., Roomstore, Inc., Rural/Metro Corp., SeraCare Life Sciences, Inc., Silicon Graphics International, Smurfit-Stone Container Corporation, Solutia Inc., Spansion, Inc., Tipperary Corporation, Trump Entertainment Resorts, Inc., Viskase, Inc. (not a public corporation since 2008) and YRC Worldwide, Inc. As a result of these and other professional experiences, coupled with his strong leadership qualities, Mr. Davis possesses particular knowledge and experience in the areas of strategic planning, mergers and acquisitions, finance, accounting, capital structure and board practices of other corporations that benefits our Company and its Board of Directors. Mr. Davis is the Chairman of our Board, Chairman and member of our Nominating and Corporate Governance Committee and a member of our Audit Committee. Mr. Davis’ broad experience as a director of other public companies, including other consumer products companies, and his qualification as an “audit committee financial expert,” led the Board of Directors to conclude that he should be a member of the Board of Directors.

William J. Sandbrook has served as our President and Chief Executive Officer and director since August 2011. From June 2008 until August 2011, Mr. Sandbrook was Chief Executive Officer of Oldcastle Inc.’s Products and Distribution Group. From 2006 to June 2008, Mr. Sandbrook was Chief Executive Officer of Oldcastle Architectural Product’s Group responsible for Oldcastle’s U.S. and Canadian Operations, as well as CRH plc’s business in South America. From 2003 to 2006, Mr. Sandbrook served as President of Oldcastle Materials West Division. Mr. Sandbrook joined Tilcon New York as Vice President in 1992 and became President and Chief Executive Officer three years later. In 1996, Tilcon was acquired by Oldcastle Materials.

Mr. Sandbrook is a 1979 graduate of the U.S. Military Academy at West Point. After receiving his Bachelor of Science, he spent thirteen years in the U.S. Army. Mr. Sandbrook’s service included a four-year tour in Germany in cavalry and engineering units, three years as an Associate Professor in the Department of Mathematics at the U.S. Military Academy at West Point and two years as the Army Program representative to Raytheon. While teaching at West Point, Mr. Sandbrook earned his Professional Engineer’s License (PE) in Industrial Engineering. Mr. Sandbrook earned four Master’s Degrees while in the service. He received an MBA from Wharton, a Master of Science in Systems Engineering from the University of Pennsylvania, a Master in Public Policy from the Naval War College and a Master of Arts in International Relations from Salve Regina University. In recognition of his efforts at Ground Zero after the September 11th bombing of the World Trade Center, Mr. Sandbrook was named the Rockland County, New York 2002 Business Leader of the Year, the Dominican College 2002 Man of the Year and the American Red Cross 2003 Man of the Year for Southern New York. Our Board of Directors concluded that Mr. Sandbrook is well-qualified to serve as one of our directors based on his significant experience in the building materials industry.

Kurt M. Cellar has served as one of our directors since 2010. Since January 2008, Mr. Cellar has been a consultant and board member to companies in a variety of industries as well as a private investor. From 1999 to 2008, Mr. Cellar worked for the hedge fund Bay Harbour Management, L.C., where he was partner and portfolio manager until his departure.

Mr. Cellar is currently a director of Angiotech Pharmaceuticals, Inc., Hawaiian Telcom Holdco, Inc., Home Buyers Warranty Corporation, Horizon Lines, Inc. and Six Flags Entertainment Corp. He currently serves as the Chairman of the Audit Committee for Six Flags Entertainment Corp. and serves as a member of the Audit and Nominating and Governance committees for Hawaiian Telecom, Inc. He chairs the Nominating and Governance committee for Horizon Lines, Inc. and co-chairs the board of Angiotech Pharmaceuticals, Inc. From 2009 through 2010, Mr. Cellar served as a director of RCN Corporation, and from 2007 to 2010, he served as a director for The Penn Traffic Company. Mr. Cellar has a BA in Economics/Business from the University of California, Los Angeles and a Masters in Business Administration from the Wharton School of Business. Mr. Cellar is a Chartered Financial Analyst. Our Board of Directors concluded that Mr. Cellar is well-qualified to serve as one of our directors based on his financial expertise and considerable board experience.

Michael D. Lundin has served as one of our directors since 2010. Since June 2008, he has served as the Chairman of North Coast Minerals, a platform for mineral and logistics-related portfolio companies of Resilience Capital Partners, a private equity firm where Mr. Lundin is a Partner. Previously, Mr. Lundin was the President and Chief Executive Officer of Oglebay Norton Company from December 2003 to 2008, where he also served as the Chief Operations Officer and the President of the Great Lakes Mineral Division and the Michigan Limestone Operations.

Mr. Lundin also serves as the non-executive Chairman of Euramax International, Inc. Mr. Lundin is also the lead director of Rand Logistics, Inc. Within the last five years, Mr. Lundin served as a director of Avtron, Inc., Broder Bros. Co., Oglebay Norton Company, United Shipping Alliance, and World Technologies, Inc. Mr. Lundin has a BS from the University of Wisconsin-Stout and a Mastsers in Business Administration from Loyola Marymount University. Our Board of Directors concluded that Mr. Lundin’s experience in the minerals, logistics, and aggregates sector along with his board service with other public companies makes him well-qualified to serve as one of our directors.

Robert M. Rayner has served as one of our directors since 2010. Mr. Rayner is President of RM Industries, LLC, an advisory firm providing services relating to management, turnarounds and acquisitions primarily to privately-held and private equity owned firms. Mr. Rayner also serves as a director of Distribution International Holdings LLC and Elgin Fastener Group, both of which are Audax Group portfolio companies. Mr. Rayner recently joined the board of Rocla International Holdings, an Altus Capital Partners portfolio company. During the last five years, Mr. Rayner has also served as the Chairman of the Board of TestEquity LLC, an Evercore Partners, Inc. portfolio company, as President and Chief Executive Officer and as a director of Specialty Products & Insulation Co., a leading national distributor of insulation and architectural products and an Evercore portfolio company, and as a director of Industrial Insulation Group LLC. From 1994 to early 2002, Mr. Rayner was the President and Chief Operating Officer of Essroc Corp. or Essroc, the U.S. operations of a global cement company. He had previously served as the Chief Financial Officer and President of the Construction Materials Division of Essroc. Prior to joining Essroc, for 12 years, Mr. Rayner held various domestic and international positions in corporate finance, treasury and international business at Pepsi Co., Inc., and before that he was a consulting civil engineer in the United Kingdom, or U.K., for six years.

In 2001, Mr. Rayner was elected by his peers as the Chairman of the Board of Directors of the Portland Cement Association, the non-profit organization for the cement producers in the United States and Canada. Mr. Rayner holds a civil engineering degree from Bristol University, England and is a professional member of the U.K. Institution of Civil Engineers. He has a Masters in Business Administration in finance from the London Business School and a Diploma in International Management from the London Business School, New York

University and Hautes Etudes Commerciales, France. Our Board of Directors concluded that Mr. Rayner is well-qualified to serve as one of our directors based on his experience in the cement industry, financial expertise and prior board experience.

Colin M. Sutherland has served as one of our directors since 2010. He is currently President of SC Market Analytics LLC, a firm offering market forecasting, decision support and strategic consulting services to clients in the North American heavy building materials sector. From May 2012 to October 2013, he was Vice President Commercial Strategy for Votorantim Cement North America, a leading producer of cement, aggregates and ready-mixed concrete in the Great Lakes region. From April 2011 to May 2012, he was Vice President Corporate Development of The Waterford Group, a privately-held company based in Ontario that operates in the aggregates, ready-mixed concrete and industrial services sectors. From July 2010 to March 2011, he served as Special Corporate Development Advisor to the Chief Executive Officer of Armtec Infrastructure Inc., one of North America’s largest producers of pre-cast and pre-stressed concrete components and structures. Previously Mr. Sutherland served as the Executive Vice President of Catawba Resources Inc. from March 2007 to April 2010, and as the Vice President of Business Development, Integration & Strategy at Holcim (US) Inc. from August 2003 to February 2007. From October 2001 to July 2003, he served as the Paris-based Vice President, Cementitious Materials with Lafarge S.A. following a period as Group Integration Director for Blue Circle Industries PLC. Prior to that, he held the position of Director of Corporate Development for Blue Circle North America from September 1995 to January 2001. Mr. Sutherland holds a Bachelor of Commerce degree from the Queen’s University. He has also pursued graduate studies at the Wharton School of Business. Based on Mr. Sutherland’s over 30 years of experience in the cement, concrete and aggregates sectors, combined with his knowledge of the company’s markets, our Board of Directors concluded that he is well-qualified to serve as one of our directors.

Theodore P. Rossi has served as one of our directors since December 2011. Mr. Rossi has over 40 years of experience in the manufacturing and marketing of hardwood products. From 2009 to the present, Mr. Rossi has served as Chairman and Chief Executive Officer of Rossi Group, LLC, a leading manufacturer and exporter of hardwood lumber. From 2006 to 2009, Mr. Rossi served as Chairman and Chief Executive Officer of Rossi American Hardwoods, one of the largest producers and exporters of hardwood lumber in the USA. Mr. Rossi served as President and is currently on the Executive Committee of the National Hardwood Lumber Association. He is the former Chairman of the American Hardwood Export Council and has been a member of its Board of Directors since 1988. Mr. Rossi previously served as the President and Chairman of the Executive Committee of the Hardwood Federation and currently serves as a member of its Executive Committee. Mr. Rossi is the past Chairman of the Mt. St. John Foundation and a former member of the Board of Trustees of the University of Connecticut. Based on Mr. Rossi’s extensive experience in the building material products sector, our Board of Directors concluded that he is well-qualified to serve as one of our directors.

The Board of Directors unanimously recommends that you vote “FOR” the election of each of the director nominees.

INFORMATION CONCERNING THE BOARD OF DIRECTORS AND COMMITTEES

Board of Directors

Our Board currently consists of seven directors. A majority of our Board constitutes a quorum for meetings of the Board of Directors. The convening of a special meeting is subject to advance written notice to all directors.

Director Independence

Our Board has determined that six of our directors, Messrs. Davis, Cellar, Lundin, Rayner, Sutherland and Rossi are “independent directors” in accordance with the applicable rules of the SEC and applicable corporate governance standards of the Nasdaq stock market and that none has a material relationship with the Company that would impair his independence from management or otherwise compromise his ability to act as an independent director. There were no transactions, relationships or arrangements that were considered by our Board in determining the independence of such directors. Accordingly, the majority of the Board is currently and, if all the director nominees are elected, will be comprised of independent directors.

Board Committee and Meetings

Our Board met 17 times during 2013. Our Board currently has standing audit, compensation and nominating and corporate governance committees. Committee designations are generally made by our Board following the election of directors at each annual meeting of stockholders, upon the formation of a new committee or upon the addition or resignation of directors between annual meetings, if needed.

During 2013, each of our directors attended at least 75% of the meetings of the Board and any committee of the Board on which such director served. Members of the Board of Directors are expected to use all reasonable efforts to attend each meeting of the Board and to attend the Company’s annual meeting of stockholders. A director who is unable to attend a meeting is expected to notify the Chairman of the Board or the chairperson of the appropriate Board committee in advance of such meeting. The Chairman of the Board or his designee may also request that members of management or other advisors attend all or any portion(s) of the meetings of the Board of Directors. Each of our directors, other than Kurt Cellar, attended our 2013 Annual Meeting of Stockholders (the “2013 Annual Meeting”).

Audit Committee

The Audit Committee met seven times during 2013. During 2013, the Audit Committee consisted of Messrs. Rayner (Chairman), Davis and Sutherland. The Audit Committee is governed by a charter adopted by our Board, a copy of which is available on our web site at www.us-concrete.com under Investor Relations — Corporate Governance. The Board has determined that each member of the Audit Committee is an “independent director” in accordance with the applicable rules of the SEC and applicable corporate governance standards of the Nasdaq stock market. The Board has also determined that Messrs. Rayner and Davis are each an “audit committee financial expert,” as defined in the applicable rules of the SEC.

The Audit Committee assists our Board in fulfilling its oversight responsibility relating to:

•	the integrity of our financial statements, accounting, auditing and financial reporting process and internal control systems;

•	the qualifications, independence and performance of our independent registered public accounting firm;

•	the performance of our internal audit function;

•	our compliance with legal and regulatory requirements;

•	certain aspects of our compliance and ethics program relating to financial matters, books and records and accounting as required by applicable statutes, rules and regulations; and

•	the assessment of the major financial risks facing us.

The Audit Committee’s purpose is to oversee our accounting and financial reporting processes, the audits of our financial statements, the qualifications of our independent registered public accounting firm and the performance of our internal auditors and outside firms providing internal audit services.

Our management is responsible for preparing our financial statements and for our internal controls, and our independent registered public accounting firm is responsible for auditing those financial statements and the related audit of internal control over financial reporting. The Audit Committee is not providing any expert or special assurance as to our financial statements or any professional certification as to the independent registered public accounting firm’s work. The following functions are among the key duties and responsibilities of the Audit Committee:

•	reviewing and discussing with management and our independent registered public accounting firm our annual audited and interim unaudited financial statements and related disclosures included in our quarterly earnings releases and periodic reports filed with the SEC;

•	recommending to the Board whether our audited financial statements should be included in our Annual Report on Form 10-K for that year;

•	reviewing and discussing the scope and results of the independent registered public accounting firm’s annual audit and quarterly reviews of our financial statements, and any other matters required to be communicated to the Audit Committee by the independent registered public accounting firm;

•	reviewing and discussing with management, our senior internal audit executive, outside firms providing internal audit services and our independent registered public accounting firm the adequacy and effectiveness of our disclosure controls and procedures, our internal controls and procedures for financial reporting and our risk assessment and risk management policies;

•	the appointment, compensation, retention and oversight of the work of our independent registered public accounting firm, including overseeing their independence;

•	reviewing and pre-approving all audit, review or attest services and permitted non-audit services that may be performed by our independent registered public accounting firm;

•	establishing and maintaining guidelines relating to our hiring of employees and former employees of our independent registered public accounting firm, which guidelines shall meet the requirements of applicable law and listing standards;

•	reviewing and assessing, on an annual basis, the adequacy of the Audit Committee’s charter, and recommending revisions to the Board;

•	reviewing the appointment of our senior internal audit executive, and reviewing and discussing with that individual, and any outside firms providing internal audit services, the scope and staffing of our internal audits, including any difficulties encountered by the internal audit function and any restrictions on scope of its work or access to required information, and reviewing all significant internal audit reports and management’s responses;

•	confirming the regular rotation of the audit partners with our independent auditor, as required by applicable law, and considering whether there should be regular rotation of our auditors;

•	preparing an annual Audit Committee report for inclusion in our proxy statement;

•	reviewing legal and regulatory matters that may have a material impact on our financial statements and reviewing our compliance policies and procedures, including meeting annually with the General Counsel regarding the implementation and effectiveness of our compliance programs;

•	reviewing the Company’s significant financing transactions and related documentation that may have a material impact on the Company’s ability to borrow to ensure the Company is able to finance its ongoing as well as future operations, and evaluating whether to recommend to the Board to approve or ratify any such financing transaction;

•	considering all of the relevant facts and circumstances available for related party transactions submitted to the Audit Committee in accordance with our policy regarding related party transactions;

•	establishing and maintaining procedures for the receipt, retention and treatment of complaints received by us regarding accounting, internal accounting controls and auditing matters for the confidential, anonymous submission by our employees of concerns regarding questionable accounting and auditing matters;

•	reviewing and discussing all critical accounting policies and practices to be used, all alternative treatments of financial information within GAAP that have been discussed with management, ramifications of the use of such alternative disclosures and treatments, and the treatment preferred by the independent auditor, and other material written communications between the independent auditor and management;

•	evaluating its performance on an annual basis and periodically reviewing the criteria for such evaluation; and

•	performing such other functions the Audit Committee or the Board deems necessary or appropriate under applicable law, including those set forth in our Corporate Governance Guidelines.

The Audit Committee meets separately with our internal auditors and the independent registered public accounting firm to provide an open avenue of communication.

Compensation Committee

The Compensation Committee met five times during 2013. During 2013, the Compensation Committee consisted of Messrs. Cellar (Chairman), Lundin, Sutherland and Rossi. Each member of the Compensation Committee is an “independent director” in accordance with the applicable rules of the SEC and applicable corporate governance standards of the Nasdaq stock market. The Compensation Committee is governed by a charter adopted by our Board, a copy of which is available on our web site at www.us-concrete.com under Investor Relations — Corporate Governance.

There are three primary responsibilities of our Compensation Committee: (1) to discharge the Board’s responsibilities relating to compensation of our executives and directors; (2) to oversee the adoption of policies that govern our compensation programs, including stock and incentive plans; and (3) to produce the Compensation Discussion and Analysis for our annual meeting proxy statement. The Compensation Committee operates under a written charter adopted by our Board. Pursuant to the charter, the Compensation Committee has the resources necessary to discharge its duties and responsibilities, including the authority to retain outside counsel or other experts or consultants as it deems necessary. The following are the key functions of the Compensation Committee, any of which may be delegated to one or more subcommittees, as the Compensation Committee may deem necessary or appropriate:

•	review and approve annually the corporate goals and objectives relevant to the compensation of our executive officers, evaluate the performance of our executive officers in light of those goals and set the compensation levels of our executive officers based on the Compensation Committee’s evaluation;

•	review the competitiveness of our compensation programs for executive officers to (1) attract and retain executive officers, (2) motivate our executive officers to achieve our business objectives, and (3) align the interests of our executive officers and key employees with the long-term interests of our stockholders;

•	review trends in management compensation, oversee the development of new compensation plans and, when necessary, revise existing plans;

•	periodically review the compensation paid to non-employee directors through annual retainers and meeting fees and any other cash or equity components of compensation and perquisites, and make recommendations to the Board for any adjustments;

•	review and make recommendations to the Board regarding director and officer’s indemnification and insurance matters;

•	review and approve the employment agreements, salaries, bonuses, equity or equity-based awards and severance, termination, indemnification and change in control agreements for all our executive officers;

•	review and approve compensation packages for new executive officers and termination packages for executive officers as may be suggested by management or the Board;

•	review and approve our policies and procedures with respect to expense accounts and perquisites for our executive officers;

•	review and discuss with the Board and our executive officers plans for executive officer development and corporate succession plans for the Chief Executive Officer and other executive officers;

•	review and make recommendations concerning long-term incentive compensation plans, including the use of stock options and other equity-based plans;

•	oversee our employee benefit plans;

•	review periodic reports from management on matters relating to personnel appointments and practices;

•	review and discuss with management our Compensation Discussion and Analysis for our annual meeting proxy statement in compliance with applicable SEC rules and regulations;

•	review and assess the Company’s policies and practices for compensating its employees, including its executive officers, as they relate to risk management practices, risk-taking incentives and identified major risk exposures to the Company;

•	make recommendations concerning policies to mitigate risks arising from compensation policies and practices, including policies providing for the recovery of incentive or equity-based compensation and limiting hedging activities related to Company stock;

•	review and make recommendations regarding the Company’s submissions to stockholders on executive compensation matters, including advisory votes on executive compensation and the frequency of such votes, incentive and other compensation plans, and engagement with proxy advisory firms;

•	retain and terminate any advisors to assist it in performing its duties, including the authority to approve fees and the other terms and conditions of the advisors’ retention; and

•	annually evaluate the Compensation Committee’s performance and charter.

For additional information regarding the Compensation Committee, see “Compensation Committee Interlocks and Insider Participation” and “Compensation Discussion and Analysis.”

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee met one time in 2013. During 2013, the Nominating and Corporate Governance Committee consisted of Messrs. Davis (Chairman), Cellar, Lundin, Rayner, Sutherland and Rossi. Each member of the Nominating and Corporate Governance Committee is an “independent director” in accordance with the applicable rules of the SEC and applicable corporate governance standards of the Nasdaq stock market. The Nominating and Corporate Governance Committee is governed by a charter adopted by our Board, a copy of which is available on our web site at www.us-concrete.com under Investor Relations — Corporate Governance.

The Nominating and Corporate Governance Committee is responsible for the duties and functions related to corporate governance matters including ensuring that we operate in accordance with our Corporate Governance Guidelines, leading the Board in its annual assessment of the performance of the Board, its committees and each of the directors and reviewing, evaluating and recommending changes to our Corporate Governance Guidelines.

The following functions are among the key duties and responsibilities of the Nominating and Corporate Governance Committee:

•	review and make recommendations regarding the size, composition and organization of the Board;

•	develop and recommend to the Board specific criteria for the selection of directors;

•	with respect to director nominees, (i) identify individuals qualified to become members of the Board (consistent with criteria approved by the Board), (ii) review the qualifications of any such person submitted to be considered as a member of the Board by any stockholder or otherwise, and (iii) select the director nominees for the next annual meeting of stockholders or to fill vacancies on the Board;

•	develop and periodically reassess policies and procedures with respect to the consideration of any director candidate recommended by stockholders or otherwise;

•	review and make recommendations to the Board with respect to the size, composition and organization of the committees of the Board (other than the Nominating and Corporate Governance Committee);

•	recommend procedures for the smooth functioning of the Board;

•	assist the Board in determining whether individual directors have material relationships with the Company that may interfere with their independence, as provided under applicable requirements and listing standards;

•	oversee the Board’s annual self-evaluation process and report annually to the Board with an assessment of the Board’s performance;

•	develop and maintain the orientation program for new directors and continuing education programs for directors;

•	review and discuss as appropriate with management the Company’s public disclosures and its disclosures to stock exchanges relating to independence, governance and director nomination matters, including in the Company’s proxy statement;

•	review and assess the adequacy of its charter annually and recommend to the Board any changes deemed appropriate; and

•	review its own performance annually.

In carrying out its function to evaluate nominees for election to the Board, the Nominating and Corporate Governance Committee considers a candidate’s mix of skills, experience, character, commitment and diversity of background, all in the context of the requirements of the Board at that time. Each candidate should be prepared to participate fully in Board activities, including attendance at, and active participation in, meetings of the Board, and not have other personal or professional commitments that would, in the Nominating and Corporate Governance Committee’s judgment, interfere with or limit such candidate’s ability to do so. Additionally, in determining whether to nominate a director for re-election, the Nominating and Corporate Governance Committee also considers the director’s past attendance at Board and committee meetings and participation in and contributions to the activities of the Board. The Nominating and Corporate Governance Committee has no stated specific minimum qualifications that must be met by a candidate for a position on our Board. The Nominating and Corporate Governance Committee does, however, believe it appropriate for at least one member of the Board to meet the criteria for an “audit committee financial expert” as defined by SEC rules, and for a majority of the members of the Board to meet the definition of “independent director” within the meaning of the applicable Nasdaq listing standards. Although the Board does not have a formal policy on diversity, the Nominating and Corporate Governance Committee gives due consideration to diversity in business experience, professional expertise, gender and nationality among the Board members because different points of view based on a variety of experiences contributes to effective decision making. In considering candidates, the Nominating and Corporate Governance Committee considers the entirety of each candidate’s credentials in the context of these standards.

The Nominating and Corporate Governance Committee’s methods for identifying candidates for election to the Board (other than those proposed by the Company’s stockholders, as discussed below) include the solicitation of ideas for possible candidates from a number of sources, including members of the Board, our executives, individuals personally known to the members of the Board and other research. The Nominating and Corporate Governance Committee also may select and compensate a third-party search firm to help identify potential candidates, if it deems it advisable to do so.

The Nominating and Corporate Governance Committee will consider nominees recommended by stockholders. Stockholders may submit nominations to the Nominating and Corporate Governance Committee in care of Corporate Secretary, U.S. Concrete, Inc., 331 N. Main Street, Euless, Texas 76039. Any stockholder wishing to nominate a person for election to the Board must comply with the advance notice deadline and submission process for stockholder proposals contained in our bylaws.

The Nominating and Corporate Governance Committee will consider all candidates identified through the processes described above, whether identified by the Board or by a stockholder, and will evaluate each of them on the same basis.

Compensation Committee Interlocks and Insider Participation

During 2013, the Compensation Committee was comprised of Messrs. Cellar, Lundin, Sutherland and Rossi. During 2013, no member of the Compensation Committee was an officer or employee of U.S. Concrete or any of its subsidiaries. During 2013, no member of the Compensation Committee had any material interest in a transaction involving the Company (except for the director compensation arrangements described below) or a material business relationship with, or any indebtedness to, the Company. None of the Company’s executive officers served as a director or a member of a compensation committee (or other committee serving an equivalent function) of any other entity, the executive officers of which served as a director of the Company or member of the Compensation Committee during 2013.

Communication with Board of Directors

Stockholders and other interested persons may communicate with our Board by sending their communication to U.S. Concrete, Inc. Board of Directors, c/o Corporate Secretary, 331 N. Main Street, Euless, Texas 76039. All such communications received by our Corporate Secretary will be delivered to the Chairman of the Board.

Company Leadership Structure

The Board of Directors is currently led by Eugene I. Davis, our non-executive Chairman. William J. Sandbrook, our President and Chief Executive Officer, serves as a member of the Board of Directors. In the absence of the Chairman, a majority of the directors present may elect any director present as chairman of the meeting. Non-management directors meet frequently in executive session without management following Board meetings. All members of the Board are elected annually.

The Board of Directors has historically separated the positions of Chairman and Chief Executive Officer. Separating these positions allows our Chief Executive Officer to focus on developing and implementing the Company’s business plans and supervising the Company’s day-to-day business operations and allows our Chairman to lead the Board of Directors in its oversight and advisory roles. Because of the many responsibilities of the Board of Directors and the significant time and effort required by each of the Chairman and the Chief Executive Officer to perform their respective duties, the Company believes that having separate persons in these roles enhances the ability of each to discharge those duties effectively and, as a corollary, enhances the Company’s prospects for success. The Board of Directors also believes that having separate positions provides a clear delineation of responsibilities for each position and fosters greater accountability of management. For the foregoing reasons, the Board of Directors has currently determined that its leadership structure is appropriate and in the best interests of the Company’s stockholders.

Risk Oversight

The Board of Directors provides oversight with respect to the Company’s risk assessment and risk management activities, which are designed to identify, prioritize, assess, monitor and mitigate material risks to the Company, including strategic, operational, compliance, financial and compensatory risks. The Board administers this oversight function at the Board level, and through its Audit Committee and its Compensation Committee. The entire Board oversees the strategic, operational and compliance risks. The Audit Committee focuses on financial risks, including reviewing with management, the Company’s internal auditors and the Company’s independent auditors, the Company’s major financial risk exposures, the adequacy and effectiveness of accounting and financial controls and the steps management has taken to monitor and control financial risk exposures. The Compensation Committee considers risks presented by the Company’s compensation policies and practices, as well as those related to succession and management development. The Audit Committee and Compensation Committee each report directly to our Board.

Code of Ethics

Pursuant to our Code of Ethics and Business Conduct, all employees (including our Named Executive Officers) who have, or whose immediate family members have, any direct or indirect financial or other participation in any business that competes with, supplies goods or services to, or is a customer of the Company, are required to disclose such matters to our Chief Executive Officer or General Counsel prior to transacting such business. Our employees are expected to make reasoned and impartial decisions in the workplace. Our Board members are also responsible for complying with our Code of Ethics and Business Conduct, which is in writing and is available on our web site at www.us-concrete.com under Investor Relations — Corporate Governance. You may also obtain a written copy by making a request to our Corporate Secretary by mail at U.S. Concrete, Inc., 331 N. Main Street, Euless, Texas 76039 or by phone by calling (817) 835-4100. In the event that we amend or waive any of the provisions of the Code of Ethics and Business Conduct applicable to our principal executive, financial and accounting officers, we intend to disclose that action on our website, as required by applicable law.

Director Compensation

Director Retainers and Meeting Fees

For 2013, we paid to each of our non-employee directors the following fees, with the retainers paid quarterly in advance and the meeting fees paid quarterly in arrears:

•	an annual retainer of $50,000 to the Chairman of the Board, in addition to the Board and committee retainers listed below;

•	an annual retainer of $50,000 to each member of the Board;

•	$1,500 for each Board meeting attended in person and $1,000 for each Board meeting attended telephonically;

•	an annual retainer of $15,000 for the Chairman of the Audit Committee;

•	an annual retainer of $15,000 for the Chairman of the Compensation Committee;

•	an annual retainer of $5,000 for each member (non-chair) of the Audit Committee and Compensation Committee; and

•	$1,000 for each Board committee meeting attended (in person or telephonic), unless the committee meeting is held on the same day as a Board meeting, in which case the committee member receives no additional fee for attending that committee meeting.

Director Equity Compensation

We generally grant annual equity awards to non-employee directors in October as part of their remuneration for services to us. However, in 2013, the non-employee directors received both their October 2012 and October 2013 grants of equity awards. The October 2012 grant was delayed until January 2013. The October 2013 grant was our normal annual equity award grant to non-employee directors. These grants are described below.

On January 23, 2013, subject to stockholder approval at our 2013 Annual Meeting, we adopted the U.S. Concrete, Inc. Long Term Incentive Plan (the “LTIP”). Pursuant to the LTIP and subject to its approval by our stockholders at the 2013 Annual Meeting, on January 23, 2013, we granted Mr. Davis, as Chairman of the Board, 16,830 restricted stock units (“RSUs”) and each of Messrs Rayner, Cellar, Lundin, Sutherland and Rossi 11,220 RSUs. The RSUs vested 75% on July 1, 2013 and 25% on October 1, 2013.

On October 1, 2013, we granted Mr. Davis, as Chairman of the Board, 6,369 RSUs and each of Messrs. Rayner, Cellar, Lundin, Sutherland, and Rossi 4,246 RSUs. The values were based on the closing price of our common stock on the Nasdaq stock market on October 1, 2013. The awards vest in four installments of 25% each on January 1, 2014, April 1, 2014, July 1, 2014, and October 1, 2014, provided the award recipient remains a member of the Board through the applicable vesting dates.

Other Director Compensation

We do not pay any additional compensation to our employees for serving as directors, but we reimburse all directors for out-of-pocket expenses they incur in connection with attending Board and committee meetings or otherwise in their capacity as directors.

The table below summarizes the compensation we paid to our non-employee directors during the fiscal year ended December 31, 2013.

2013 DIRECTOR COMPENSATION TABLE

Name (1)	Fees Earned or Paid in Cash	RSU Awards (2)(3)		RSU Awards Grant Date	Total
Eugene I. Davis	$127,000 — —	$	— 264,231 127,507	— 1/23/2013 10/1/2013
$518,738
Kurt M. Cellar	85,000		— 176,154 85,005	— 1/23/2013 10/1/2013
346,159
Michael D. Lundin	77,000 — —		— 176,154 85,005	— 1/23/2013 10/1/2013
338,159
Robert M. Rayner	87,000 — —		— 176,154 85,005	— 1/23/2013 10/1/2013
348,159
Theodore P. Rossi	76,000 — —		— 176,154 85,005	— 1/23/2013 10/1/2013
337,159
Colin M. Sutherland	85,000 — —		— 176,154 85,005	— 1/23/2013 10/1/2013
346,159

1.	Mr. Sandbrook was a director and Named Executive Officer during 2013. Mr. Sandbrook did not receive any additional compensation for service as a director. Information about his compensation is listed in the Summary Compensation Table below.
2.	The amounts represent the aggregate grant date fair value of RSUs computed in accordance with Accounting Standards Codification (“ASC”) 718, Compensation — Stock Compensation (“ASC 718”). The aggregate grant date fair value of RSUs was equal to the number of RSUs granted multiplied by the closing price of our common stock on the Nasdaq stock market on (i) the date of grant for the October 1, 2013 awards, which was $20.02 per share, and (ii) May 15, 2013, the date of our 2013 Annual Meeting, for the January 23, 2013 grants. The January 23, 2013 grants were subject to stockholder approval at the 2013 Annual Meeting. The closing price of our common stock on the Nasdaq stock market on May 15, 2013 was $15.70 per share.
3.	The chart below shows the aggregate number of outstanding stock awards held by each non-employee director as of December 31, 2013.

Director	Number of Shares of Common Stock Subject to Outstanding Stock Awards
Davis	6,369
Cellar	4,246
Lundin	4,246
Rayner	4,246
Rossi	4,246
Sutherland	4,246

EXECUTIVE OFFICERS

The following table provides information about our current executive officers. Mr. Sandbrook also serves as a member of our Board of Directors, and his biography is set forth above under the heading “Proposal No. 1 Election of Directors.”

Name	Age	Position(s) held
William J. Sandbrook	56	Director, President and Chief Executive Officer
William M. Brown	49	Senior Vice President and Chief Financial Officer
Paul M. Jolas	49	Vice President, General Counsel and Corporate Secretary
Mark B. Peabody	56	Vice President — Human Resources
Wallace H. Johnson	65	Vice President — Marketing and Sales
Kevin R. Kohutek	41	Vice President and Corporate Controller
Michael L. Gentoso	60	Regional Vice President — Atlantic Region
Jeff L. Davis	60	Vice President and General Manager — Central Concrete Supply Co., Inc.
Jeffrey W. Roberts	47	Vice President and General Manager — Ingram Concrete, LLC
Niel L. Poulsen	60	Vice President and General Manager — Redi-Mix, LLC

William M. Brown has served as our Senior Vice President and Chief Financial Officer since August 2012. From November 2007 through August 2012, Mr. Brown served as the Treasurer and Executive Assistant to the Chief Executive Officer, and from 2005 through 2007, as the Treasurer of Drummond Company, Inc., an international coal producer. From 1999 through 2005, Mr. Brown served in the investment banking department of Citigroup Global Markets Inc., including as a Vice President in the basic industries coverage group. From 1988 through 1997, Mr. Brown served in the United States Navy as a Naval Special Warfare Officer. Mr. Brown holds a Master of Business Administration degree from The Wharton School of the University of Pennsylvania and a Bachelor of Science degree in Mechanical Engineering from the United States Naval Academy.

Paul M. Jolas has served as Vice President, General Counsel and Corporate Secretary of U.S. Concrete, Inc. since August 1, 2013. Prior to joining U.S. Concrete, Inc., Mr. Jolas served as Executive Vice President, Chief Legal Officer and Corporate Secretary for Regency Energy Partners LP (NYSE: RGP) commencing in September 2009. Mr. Jolas has more than 24 years of legal experience, including extensive experience with corporate, securities, corporate governance, mergers and acquisitions, finance and transactional matters. Prior to joining Regency, he served in various legal roles at Dallas-based Trinity Industries, Inc. (NYSE: TRN) from June 2006 through September 2009, most recently as Vice President, Deputy General Counsel and Corporate Secretary. Prior to his work at Trinity, he served as Senior Regional Counsel for the Texas division of KB Home (NYSE: KBH) form 2004 to 2006; from 1996 to 2004, he served as General Counsel, Executive Vice President and Corporate Secretary for Radiologix, Inc. (AMEX: RGX); and from 1989 to 1996, as a member of the corporate securities group for Haynes and Boone, LLP. Mr. Jolas received his Bachelor of Arts degree in Economics from Northwestern University and a Juris Doctor degree from Duke University School of Law.

Mark B. Peabody has served as our Vice President — Human Resources since May 2012. Prior to joining the Company in 2012, Mr. Peabody served as Vice President of Human Resources and Risk Management for Mario Sinacola & Sons Excavating, Inc. from 2008. From 2006 through 2008, Mr. Peabody served as Senior Vice President, Corporate Human Resources for Hanson Building Materials North America, and from 2001 through 2006, he served as Chief Counsel, Labor & Employment for Hanson. From 1994 through 2001, Mr. Peabody served as Associate General Counsel and Senior Labor Attorney for PECO Energy Company. From 1992 through 1994, he served as an attorney for Reed Smith LLP. From 1987 through 1991, Mr. Peabody served in the United States Air Force Judge Advocate General’s Corp. He recently retired from the Air Force Reserve as a Lt. Colonel after serving for 25 years. Mr. Peabody received his Bachelor of Arts degree in Business from Rollins College and a Juris Doctor degree from The University of Pittsburgh School of Law. Mr. Peabody later earned his Master of Laws (LL.M.) degree in Labor Law from Georgetown University Law Center.

Wallace H. Johnson has served as our Vice President — Marketing and Sales since 2004. Mr. Johnson has over 30 years of experience in the construction supply industry. From 2002 through 2004, Mr. Johnson served as Vice President of Sales and Marketing of Systech Inc., a provider of software systems for the ready-mixed concrete and aggregate industries. From 2001 through 2002, he served as Director of Sales of Buildpoint Corp., a provider of online bid management services for general contractors that Construction Software Technologies, Inc. acquired in 2004. From 1977 through 2001, Mr. Johnson served in various sales and sales management positions within the construction products division of W. R. Grace & Co., a global specialty chemicals and materials company, including, from 1996 through 2001, as regional sales manager and, from 1993 through 1996, as North American sales manager.

Kevin R. Kohutek has served as our Vice President and Corporate Controller since June 2012. From 2004 through 2012 and 1997 through 2002, Mr. Kohutek held various positions at ClubCorp Financial Management Corporation, or ClubCorp, most recently as Vice President of Finance and previously as Director of Financial Reporting. From 2003 through 2004, Mr. Kohutek served as Vice President for US Insurance Agency, the exclusive Texas field marketing office for a division of The Hartford. From 2002 through 2003, Mr. Kohutek served as Director of Account Analysis for Trinity Industries, Inc. Prior to joining ClubCorp in 2002, he served in the assurance practice for KPMG. Mr. Kohutek holds a Bachelor of Business Administration Degree in Accounting and Finance form Texas A&M University, and is a Certified Public Accountant.

Michael L. Gentoso has served as our Regional Vice President — Atlantic Region since 2007. From 1998 through 2007, he served as Vice President and General Manager of Eastern Concrete Materials, Inc., or Eastern, a company we acquired in 2001. Mr. Gentoso has been with Eastern or its predecessors since 1991, serving as Vice President of Operations from 1995 through September 1998, and Vice President of Finance from March 1991 through September 1995. From 1980 through 1991, Mr. Gentoso was employed with the BOC Group PLC, where he held various positions in connection with the accounting and finance departments, including Vice President Ohmeda Medical Equipment, Controller Ohmeda Infant Care Division, Controller Ohmeda Medical Equipment, Manager Financial Planning & Plant Accounting Airco Welding Equipment, and Manager Financial Accounting BOC Group Inc. Mr. Gentoso is the current President of the New Jersey Concrete & Aggregates Association, a Board member of the New York City Producers Association, a Board member of the Concrete Industry Board of New York City and is a trustee on the TENJ Pension and Welfare Funds in New Jersey.

Jeff L. Davis has served as Vice President and General Manager — Central Concrete Supply Co., Inc., or Central, since 2005. From 2001 to 2005, Mr. Davis served as Vice President of Operations of Central. Prior to joining the Company in 2001, Mr. Davis served as Vice President Concrete for Cadman Inc., a Lehigh Heidelberg Cement Company, operating in the Seattle, Washington market. Mr. Davis has 35 years of experience in the ready-mixed concrete, aggregate and cement industry, serving in various sales and operational roles. Mr. Davis is a past President and Board member of the Washington Concrete and Aggregate Producers Association, past President and Board member of the Idaho Concrete and Aggregate Producers Association, member of the American Concrete Institute, Chairman of the 1997 American Concrete Institute Convention National, and former Chairman of the National Ready Mixed Concrete Association Environmental Task Group of the Operations, Environmental and Safety Committee.

Jeffrey W. Roberts has served as the Vice President and General Manager — Ingram Concrete, LLC, or Ingram, since 2006. From 1994 through 2006, Mr. Roberts held various positions for Ingram, including Vice President of Sales and Operations from 2003 through 2006, Sales and Operations Manager from 1997 through 2003, and Quality Control Manager from 1994 through 1997. From 1993 to 1994, he served as the Quality Control Manager for Campbell Concrete. From 1990 to 1993, Mr. Roberts served as Technical Sales Representative for Cormix Construction Chemicals (formerly Gifford Hill Chemical), with sales responsibility in southeast Texas. From 1989 to 1990, he served as Sales Representative and Quality Control Assistant for Gifford-Hill Concrete in Ft. Worth, Texas. Mr. Roberts also serves as a member of the Board of Directors of the Texas Aggregate and Concrete Association.

Niel L. Poulsen has served as the Vice President and General Manager — Redi-Mix, LLC, since January 2012. From October 2004 to April 2010, he was the Vice-President and General Manager for Aggregate Industries’ (Holcim) Aggregate and Ready-Mix divisions in Colorado. From January 2003 to October 2004, he served with Cemex and the Edw. C. Levy Co. Mr. Poulsen has over 25 years of domestic and international general management experience in ready-mix concrete, aggregates and other construction materials.

COMPENSATION DISCUSSION AND ANALYSIS

The following Compensation Discussion and Analysis describes the material elements of compensation for our executive officers identified in the Summary Compensation Table (the “Named Executive Officers” or “NEOs”). For 2013, the following individuals constituted our “Named Executive Officers”:

•	William J. Sandbrook — President and Chief Executive Officer;

•	William M. Brown — Senior Vice President and Chief Financial Officer;

•	Niel L. Poulsen — Vice President and General Manager — Redi-Mix, LLC;

•	Jeff L. Davis — Vice President and General Manager — Central Concrete Supply Co., Inc.; and

•	Jeffrey W. Roberts — Vice President and General Manager — Ingram Concrete, LLC.

This Compensation Discussion and Analysis addresses the following topics:

•	our compensation-setting process;

•	our executive compensation philosophy and policies;

•	the elements of our executive compensation program, including our compensation decisions for 2013; and

•	post-employment arrangements for our Named Executive Officers.

The Compensation-Setting Process

Committee Meetings

Our Compensation Committee (“Compensation Committee” or “Committee”) meets as often as it determines is necessary to perform its duties and responsibilities related to (i) compensation of the Company’s executives and other key employees, (ii) the fees and retainers paid to non-management directors of the Company, and (iii) the Company’s employee benefit plans and practices. The Committee typically meets at least biannually with our Chief Executive Officer, Vice President, Human Resources, and General Counsel, and when appropriate and as needed, outside compensation consultants. The Committee also meets as needed in executive sessions without management, including at least annually, to evaluate the performance of our Chief Executive Officer, to determine his bonus for the prior calendar year, to set his base salary for the then-current calendar year, and to consider and approve any grants to him of equity incentive compensation.

The Committee works with management to establish the agenda for each meeting and typically receives and reviews materials in advance of each meeting. These materials include information that our management believes will be helpful to the Committee, as well as materials that the Committee has specifically requested. Depending on the agenda for the particular meeting, this information may include:

•	reports on officers’ and key employees’ compensation;

•	financial reports on year-to-date performance versus budget and prior year performance;

•	calculations and reports on levels of achievement of individual and corporate annual performance objectives;

•	information regarding compensation levels at peer groups of companies;

•	management’s proposals for salary, bonus and long-term incentive compensation; and

•	proposed annual retainers, meeting fees and any other cash or equity components of compensation for non-employee directors.

Management’s Role in the Compensation-Setting Process

Management plays a key role in the compensation-setting process for the executive officers, except with respect to the Chief Executive Officer. The most significant aspects of management’s role are:

•	recommending salary adjustments and equity compensation awards;

•	recommending strategic objectives and business performance targets for approval by the Compensation Committee in connection with the annual incentive compensation plan; and

•	evaluating employee performance.

The Compensation Committee has designated our Chief Executive Officer, Chief Financial Officer and Vice President of Human Resources, collectively, as the “Administrator” of our short-term incentive plan, which is our annual cash bonus plan. The Compensation Committee chose those individuals because of their access to financial information and individual performance criteria necessary to administer the plan. The Administrator has the authority to interpret the plan, to exercise discretion in interpolating performance levels and award payouts outside of or between the designated benchmarks, as well as to take all steps and make all determinations in connection with the short-term incentive plan and bonus payouts as it deems necessary. All incentive award payouts must ultimately be approved by the Committee.

Our Chief Executive Officer also participates in Committee meetings at the Committee’s request to provide:

•	information regarding our strategic objectives;

•	his evaluations of the performance of all executive officers; and

•	compensation recommendations as to all executive officers (excluding himself).

While the Committee considers the recommendation of our Chief Executive Officer, the Committee has the ultimate authority in making compensation decisions.

Executive Compensation Philosophy and Policies

We are focused on building and maintaining a sustainable business model that consistently delivers superior returns to our stockholders. To be successful, we must attract, motivate, retain and reward key talent to provide the needed leadership capabilities to develop and execute our business strategy. Our compensation philosophy and approach is designed to support these objectives.

Our compensation philosophy is to provide the opportunity for outstanding compensation when superior performance is demonstrated. This “pay-for-performance” philosophy is reflected in the compensation package for executive officers and other management team members.

All components of compensation for executive officers and key management are reviewed annually to ensure consistency with our compensation philosophy and to verify that the overall level of compensation is competitive. We use the following principles in the design and administration of our executive compensation program:

•	Competitiveness — Our compensation programs are designed to ensure we can attract, motivate and retain the talent needed to lead and grow the business. Targets for Total Cash Compensation (base salary and short-term incentives) are generally based on median (50th percentile) market levels.

•	Support Business Objectives, Strategy and Values — Ultimately our compensation program is designed to drive the achievement of short and long-term business objectives, support the creation of long-term value for our stockholders, and promote and encourage behavior consistent with our core values and guiding principles.

•	Pay-for-Performance — While we establish target pay levels at or near the median or 50th percentile market levels for target level performance, our plans provide the opportunity for significantly greater rewards for outstanding performance. At the same time, performance that does not meet expectations is not rewarded.

•	Emphasize Stock Ownership — Our compensation programs encourage an ownership mentality and align the long-term financial interest of our executives with those of our stockholders.

•	Individual Performance — In addition to Company-wide and business unit financial measures, our annual incentive program emphasizes individual performance and the achievement of personal objectives.

•	Integrated Approach — We look at compensation in total and strive to achieve an appropriate balance of immediate, annual and long-term compensation components, with the ultimate goal of aligning executive compensation with the creation of long-term stockholder value.

We believe that we offer a work environment in which executive employees are allowed to use their abilities to achieve personal and professional satisfaction. However, we also understand that our executive employees have a choice regarding where they pursue their careers, and the compensation we offer plays a significant role in their decisions to choose to remain with us. We believe that our compensation principles will reward and encourage our management to deliver increasing stockholder value over time and help us to attract and retain top executive talent.

Our executive compensation program is administered by the Compensation Committee. The role of the Committee is to provide oversight and direction to ensure the establishment of executive compensation programs that are competitive in nature, enable us to attract top talent, and align the interests of our executive officers and our stockholders. The Committee is supported by our Vice President, Human Resources in the design, review and administration of our executive compensation programs. The Committee has engaged a third party compensation consulting firm, Towers Watson, to evaluate executive officer compensation, evaluate Company practices in relation to other companies, and provide associated recommendations.

The Chief Executive Officer considers all relevant information and provides recommendations to the Committee regarding compensation for review, discussion and approval for all executive officers with the exception of himself. The Committee establishes the Chief Executive Officer’s compensation. The Committee reviews the performance and approves the compensation of the executive officers and takes into consideration the Chief Executive Officer’s recommendations, and then reviews the performance and establishes appropriate compensation for the Chief Executive Officer in executive session without the Chief Executive Officer present.

In implementing our compensation philosophy, the Committee also compares our Chief Executive Officer’s total compensation to the total compensation of the other Named Executive Officers. However, the Committee has not established a targeted level of difference between the total compensation of the Chief Executive Officer and the median total compensation level for the next lower tier of management. The Committee also considers internal pay equity among the other Named Executive Officers, and in relation to the next lower tier of management, in order to maintain compensation levels that are consistent with the individual contributions and responsibilities of those officers.

Stockholder Say-on-Pay Votes

At our 2013 Annual Meeting, of those stockholders voting on the matter, 98.7% voted to approve our executive compensation on an advisory basis. The Compensation Committee believes this affirms stockholders’ support of our approach to executive compensation and, as a result, did not change its approach in fiscal 2013. The Compensation Committee will consider the outcome of the Company’s future say-on-pay votes when making future compensation decisions for the Named Executive Officers.

Compensation Consultants and Competitive Benchmarking

Compensation Consultants. In January 2013, the Compensation Committee engaged Towers Watson, a nationally recognized executive compensation consulting firm, to analyze our current compensation program to ensure that the Company’s executive, key employee and director compensation programs were:

•	Performance Based. Designed to be performance-based and maximize stockholder value creation.

•	Aligned with Strategy and Culture. Aligned with the Company’s current business strategy and corporate culture.

•	Market Competitive. Competitive with the market in order to attract, engage, reward and retain executive and key talent.

In connection therewith, Towers Watson:

•	had multiple conversations with the Chairman of our Compensation Committee, Chief Executive Officer and our Vice President-Human Resources from January 2013 through March 2014;

•	advised the Compensation Committee in 2013 with respect to the review and selection of our 2013 peer group; and

•	advised the Compensation Committee regarding the design, implementation and valuation of our long-term equity incentive awards and respective performance metrics for 2013.

The Compensation Committee assessed the independence of Towers Watson pursuant to applicable SEC and NASDAQ rules and concluded that Towers Watson’s work for the Compensation Committee does not raise any conflict of interest.

For 2013, we also subscribed to an on-line compensation service available through the Economic Research Institute (“ERI”). ERI compiles a robust database on job competencies, cost-of-living increases and executive compensation surveys. These three databases are used to help gauge the competitiveness of our 2013 salaries and executive compensation practices.

Competitive Benchmarking. Generally, in setting each executive’s base salary, annual bonus, and long-term incentive compensation, our Compensation Committee considered (i) comparative compensation information for equivalent positions from selected peer companies, and (ii) benchmark and market data collected and prepared by Towers Watson. As discussed above, our compensation policy generally attempts to provide annual base salaries, bonuses and equity compensation opportunities for our NEOs, as well as for other employees, that are competitive within our peer group. While the Committee’s objective is to set annual base salaries at no less than the 50th percentile within the peer group, the Committee does not employ a formulaic approach in setting salaries or total compensation. Moreover, the Committee has the flexibility to increase compensation for executives with significant industry experience and/or outstanding performance.

In 2013, Towers Watson was asked to benchmark the compensation of the Company’s executive officers. In seeking an appropriate peer group, management, the Committee and Towers Watson recognized that there are few publicly-traded companies in the construction materials industry that are close to the Company’s size in terms of annual revenue and market capitalization. Most other publicly-traded construction materials companies are much larger than the Company and are companies with which the Company rarely competes. Despite those challenges, management and the Committee agreed on the following peer group for 2013:

Company	Primary Industry	Primary Segment and GICS Code
Vulcan Materials Company	Construction Materials	Stone Materials (15102010)
Martin Marietta Materials Inc.	Construction Materials	Stone Materials (15102010)
MYR Group, Inc.	Construction and Engineering	Heavy Construction (20103010)

Matrix Service Company	Oil and Gas Equipment and Services	Heavy Construction (20103010)
Texas Industries Inc.	Construction Materials	Concrete (15102010)
Great Lakes Dredge & Dock Corporation	Construction and Engineering	Heavy Construction (20103010)
Headwaters Incorporated	Construction Materials	Stone Materials (15102010)
Sterling Construction Co. Inc.	Construction and Engineering	Heavy Construction (20103010)
Eagle Materials Inc.	Construction Materials	Concrete (15102010)
Forbes Energy Services Ltd.	Oil and Gas Equipment and Services	Oil and Gas Field Services (10101020)
Integrated Electrical Services, Inc.	Construction and Engineering	Heavy Construction (20103010)
Furmanite Corporation	Construction and Engineering	Commercial Repair Services (20201070)
Orion Marine Group, Inc.	Construction and Engineering	Heavy Construction (20103010)
Argan, Inc.	Construction and Engineering	Heavy Construction (20103010)
Monarch Cement Co.	Construction Materials	Concrete (15102010)
United States Lime & Minerals, Inc.	Construction Materials	Stone Materials (15102010)

The Committee believes this group of companies is an appropriate peer group for compensation setting purposes because their revenues, industry and geographic markets are most similar to the Company and provide a reasonable point of reference for comparing like positions and scope of responsibility for purposes of executive compensation. It is the Committee’s view that (i) we compete for executive officers and employees from companies that are represented by this group, and (ii) investors consider the performance of these public companies when deciding to make an investment in the construction materials sector.

Given the changing nature of our industry and the construction industry, the Compensation Committee expects that the companies used in the benchmarking process and peer group may vary from year-to-year.

Components of Executive Compensation

The primary components of our executive compensation programs are as follows:

•	Annual Base Salaries. This fixed component of pay is based on an individual’s particular skills, responsibilities, experience and performance. The executive officers, as well as other salaried employees, are eligible for annual increases based on performance, experience and/or changes in job responsibilities.

•	Annual Bonuses. This variable cash component of pay is based on Company performance, business unit performance, and an individual’s achievement of specified goals measured over a performance period of one year.

•	Long-Term Equity Incentives. This variable equity component of pay is based on an individual’s compensation grade level. For 2013, we granted awards of restricted stock to all executives and key employees with sixty percent of the awards vesting annually over a three-year period and the remaining forty percent vesting upon attainment of a specified performance measure.

•	401(k) Plan. All executive officers are eligible to participate in our 401(k) plan, which we make available to all of our non-union employees. On April 1, 2013, we increased the Company match from 50% of the first 5% to 50% of the first 6% of an employee’s contributions.

•	Non-Qualified Deferred Compensation Plan. On June 1, 2013, our non-qualified deferred compensation plan became effective. All executive officers and certain key employees are eligible to participate in the plan under which they may defer up to 75% of their base compensation and 75% of their annual incentive compensation. There is no Company match for contributions to the non-qualified deferred compensation plan.

•	Health and Welfare Benefits. All executive officers are eligible to participate in health and welfare benefit programs that are available to substantially all non-union employees which provide for medical, dental, vision, basic life, and disability insurance needs. We do not offer any post-employment retiree health or welfare benefits.

•	Severance Benefits. We have entered into executive severance agreements with each of our NEOs, which provide the NEOs with varying severance compensation and benefits if their employment is terminated in a qualifying termination.

Analysis of Our 2013 Executive Compensation Program

Base Salary

Our Compensation Committee’s general approach is to determine base salaries by evaluating (i) the levels of responsibility, prior experience and breadth of knowledge of the executive, (ii) internal equity issues, and (iii) external pay practices. The Committee reviews executive salaries annually based on a variety of factors, including individual scope of responsibility and accountability, individual performance, general levels of market salary increases, peer group data, and our overall financial results. The Committee generally grants salary increases within a pay-for-performance framework. The Committee assesses performance for base salary purposes based on goal accomplishments, with such goals being set by supervisors, or in the case of the Chief Executive Officer, by the Board.

Effective April 1, 2013, all salaried employees within the Company including Messrs. Brown and Davis received a 2.5% increase in their base salary. Mr. Poulsen, based upon performance of his business unit, received a 5% increase to his base salary. Mr. Roberts, based upon the peer group benchmarking data and performance of his business unit, received an 11.9% increase to his base salary. Mr. Sandbrook received a 4% increase in his base salary which the Committee deemed earned and appropriate due to his role in the improved performance of the Company in 2012.

The 2013 base salaries for the NEOs, which became effective April 1, 2013, were as follows:

Name	2013 Base Salary
William J. Sandbrook	$769,080
William M. Brown	287,000
Niel L. Poulsen	252,000
Jeff L. Davis	261,696
Jeffrey W. Roberts	234,990

Annual Cash Bonus — 2013 Annual Salaried Team Member Incentive Plan

Our Compensation Committee typically awards cash bonuses to executive officers on an annual basis. For 2013, the Committee adopted the 2013 Annual Salaried Team Member Incentive Plan, a short-term cash incentive plan for all our salaried employees, including all our executive officers (the “2013 Plan”). The purpose of the 2013 Plan was to attract, retain, motivate and reward team members for successful Company, business unit and individual performance, with rewards that were commensurate with the level of performance attained. The cash bonus award is intended to be a significant part of an executive officer’s total compensation package subject to the performance of the executive officer.

Performance Levels. In order for a bonus to be paid out under the 2013 Plan, the overall Company Adjusted EBITDA performance must have been equal to or greater than 80% of the budget set at the beginning of 2013.

The Company Adjusted EBITDA budget for 2013 was $54,058,000 and therefore, the corresponding 80% threshold was $43,246,000.

•	Achieving 100% of the Company Adjusted EBITDA would result in a payout of 80% of an employee’s individual target bonus award.

•	In order for a bonus to be paid at 100% of the individual’s target, the Company Adjusted EBITDA performance must have been equal to 120% of the Company Adjusted EBITDA budget, or $64,870,000.

•	Actual Company Adjusted EBITDA performance above the threshold of $43,246,000 would result in bonus payments being made on an interpolated basis.

Our actual 2013 Company Adjusted EBITDA performance exceeded the threshold level making every participant in the 2013 Plan eligible to receive a bonus award. However, our actual Company Adjusted EBITDA achievement did not reach 100% of the Company Adjusted EBITDA budget for 2013 and as a result, bonus awards were paid out at 80% or less of individual targets.

Corporate performance objectives typically have been established based on Company Adjusted EBITDA, relative to budgeted levels for each business unit and for the overall Company. We define Company Adjusted EBITDA as our net income (loss) from continuing operations, excluding interest, income taxes, depreciation and amortization, derivative gain (loss), and gain (loss) on extinguishment of debt. Additionally, Company Adjusted EBITDA is adjusted for certain non-recurring or non-cash items. The additional items that are adjusted to determine our 2013 Company Adjusted EBITDA were:

•	non-cash stock compensation expense;

•	corporate officer severance expense; and

•	third-party business acquisition expenses.

Our Compensation Committee periodically reviews the appropriateness of the financial measures used in our incentive plans (including the 2013 Plan), the degree of difficulty in achieving the targets based on this measure, as well as certain strategic and nonfinancial objective criteria.

Bonus Award Weighting and Criteria. After the threshold Company Adjusted EBITDA performance is met, the percentage of an individual’s target bonus available for payout is determined by our Company Adjusted EBITDA performance to budget, then by the business unit’s Adjusted EBITDA performance to budget (if applicable), and then by the individual’s performance against established objectives.

•	For employees in corporate staff positions (including Mr. Sandbrook and Mr. Brown), 75% of the bonus award determination is based on the total Company Adjusted EBITDA performance and 25% is based on the individual’s performance against established objectives.

•	For employees with business unit responsibility (including Messrs. Poulsen, Davis and Roberts), 35% of the determination is based on the total Company Adjusted EBITDA, 40% is based on the business unit Adjusted EBITDA, and 25% is based on the individual’s performance against established objectives.

Each NEO and participant in the 2013 Plan had an individual target bonus percentage that was (i) based on their grade level, and (ii) expressed as a percentage of their annual base salary, and could potentially earn amounts under the 2013 Plan that range from $0 (if the threshold Company Adjusted EBITDA performance level was not met) to a designated maximum level, based on performance actually achieved. The grade level and target maximum percentage applicable to each of the NEOs for 2013 were as set forth in the chart below:

Named Executive Officer	Grade Level	Target %	Maximum %
William J. Sandbrook	21	100%	200%
William M. Brown	20	60%	120%
Niel L. Poulsen	19	40%	80%
Jeff L. Davis	19	40%	80%
Jeffrey W. Roberts	19	40%	80%

The amount of a participant’s available target bonus to be paid out under the individual component was determined by the accomplishment of certain objectives specified for the participant and other individual performance criteria. These performance metrics were established at the beginning of 2013 and included metrics such as goal accomplishment, quality of work, and where appropriate, managerial competence and safety. The maximum bonus payout that any participant could receive was 200% of their target bonus based on superior performance.

The 2013 individual performance objectives of each of the Named Executive Officers were as follows:

•	William J. Sandbrook: (i) achieve 2013 total Company Adjusted EBITDA budget of $54.0 million; (ii) develop, implement and begin execution of a three year strategic plan; (iii) execute a sustainable capital structure that supports the Company’s strategic plan; (iv) strengthen and stabilize senior management team; and (v) complete the corporate headquarters relocation from Houston to Euless, Texas.

•	William M. Brown: (i) develop and implement a plan to establish a capital structure that better meets the Company’s strategic plan; and (ii) improve accounts payable and receivable metrics.

•	Niel L. Poulsen: (i) expand business unit ready mix capacity or sand and gravel capacity; (ii) improve business unit safety metrics; and (iii) improve business unit accounts receivable metrics.

•	Jeff L. Davis: (i) complete satisfactory integration of recent acquisitions and financial goals; (ii) improve business unit safety metrics; and (iii) improve business unit accounts receivable metrics.

•	Jeffrey W. Roberts: (i) expand business unit ready mix capacity or sand and gravel capacity; (ii) improve business unit safety metrics; and (iii) improve business unit accounts receivable metrics.

2013 Bonus Awards to Named Executive Officers. The Compensation Committee met in the first quarter of 2014, and pursuant to the 2013 Plan, awarded an annual incentive bonus for each of the NEOs as set forth in the table below:

Named Executive Officer	Target Bonus Award	Individual Target Bonus (Target Percentage x Base Salary)	Corporate Bonus Percentage	Business Unit Percentage	Individual Goal Factor	2013 Annual Bonus
William J. Sandbrook	100% of base salary	$769,080	75%	0%	25%	$645,234
William M. Brown	60% of base salary	$172,200	75%	0%	25%	$141,242
Niel L. Poulsen	40% of base salary	$100,800	35%	40%	25%	$95,000	(1)
Jeff L. Davis	40% of base salary	$104,678	35%	40%	25%	$90,000	(1)
Jeffrey W. Roberts	40% of base salary	$93,996	35%	40%	25%	$70,342

1.	Based upon their superior performance during the 2013 fiscal year, the CEO recommended an increase in the bonus awards to Mr. Poulsen (from $88,034 to $95,000) and Mr. Davis (from $79,645 to $90,000), which the Compensation Committee accepted.

Long Term Incentive Compensation

We believe that long-term incentive awards help to create and maintain a long-term perspective among executive officers and provides a direct link to our long-term growth and profitability. However, we also understand that equity awards create dilution in our earnings per share and therefore believe that a portion of our long-term incentives should be tied directly to performance. The Committee believes that restricted stock awards (“RSAs”) are the most appropriate forms of equity awards to achieve our stated objectives. RSAs strongly and directly link management and stockholder interests. As a full value award, RSAs are less dilutive to stockholders than stock options since we are able to issue fewer shares in order to attain the desired level of equity compensation for our executive officers and managers.

Under our LTIP, RSAs are granted on an annual basis that will vary by salary grade and role for each executive officer and manager. Forty percent of all awards also have a performance hurdle that links the equity reward to achievement of stockholder value. The Committee believes that restricted shares with a combination of time and performance-based vesting criteria provide a motivating form of incentive compensation, help to align the interests of executives with those of our stockholders, foster employee stock ownership, and contribute to the focus of the management team on increasing value for our stockholders; and the extended vesting period, which is subject to the executive’s continued employment with us, encourages executive retention. Our equity awards are designed to enable the Company to be competitive in an industry and market in which there are very few similar sized companies. As a result, it is generally our goal that as our overall level of profitability improves to make equity awards above the 50th percentile of our peer group.

Based on the foregoing analysis and objectives, the Compensation Committee approved the following structure for the 2013 equity awards:

•	60% of the grant consisted of RSAs with time-based vesting. Vesting will occur in equal annual installments over a three-year period beginning on the first anniversary of the date of grant.

•	40% of the grant consisted of RSAs with performance based vesting (the “Performance Shares”). Half of the Performance Shares would vest if the average daily volume-weighted average share price of our common stock over any period of twenty consecutive trading days (the “VWAP Hurdle”) reached $18.00 or more, within three years from the date of grant. The other half of the Performance Shares would vest if the VWAP Hurdle reached $22.00 or more, within three years of the date of grant.

The Compensation Committee met in the first quarter of 2013 and approved equity awards for the NEOs (other than Mr. Sandbrook, for the reasons described below) that were granted effective as of April 1, 2013:

Name	2013 RSA Award
William J. Sandbrook	0 (1)
William M. Brown	8,000 shares
Niel L. Poulsen	8,000 shares
Jeff L. Davis	8,000 shares
Jeffrey W. Roberts	8,000 shares

1.

The Compensation Committee did not grant Mr. Sandbrook any equity awards in 2013 as the award of 750,000 restricted shares made to him in 2011 in connection with his appointment as Chief Executive Officer was intended to cover the first three years of his employment. The restricted shares granted to Mr. Sandbrook in 2011 were subject to the same vesting conditions as described above with respect to the restricted shares granted in 2013, except that different performance hurdles applied to Mr. Sandbrook’s Performance Shares. Per his original grant, half of the Performance Shares granted to Mr. Sandbrook would vest should our share price attain a market-closing share price of $16.00 per share for ten (10) consecutive trading days within three years from the date of grant and the other half of the Performance Shares would vest should our share price attain a market-closing share price of $20.00 or more within four years from the date of the grant, in each case, subject to Mr. Sandbrook’s continued employment. On June 8, 2012, the Board, upon recommendation by the Compensation Committee, revised the $16.00 hurdle to $12.00 in order to recognize and reward Mr. Sandbrook’s performance with the Company to date, and to provide him with further incentive to continue his leadership. Mr. Sandbrook’s performance hurdles were met in 2013. The $12.00 Performance Shares vested on March 20, 2013, and the $20.00 Performance shares vested on August 22, 2013. Mr. Sandbrook will be eligible for another equity grant after August 22, 2014.

As the number of shares approved by the Committee for each NEO’s award was based on a market closing price of $13.57 per share, the number of shares for each award was adjusted to the nearest 100 shares based on the market closing price on March 29, 2013 to reflect the value of the award as approved.

On August 21, 2013, the $18.00 per share VWAP Hurdle was achieved, which vested half of the Performance Shares awarded on April 1, 2013. On November 22, 2013, the $22.00 per share VWAP Hurdle was achieved, which vested the other half of the Performance Shares awarded on April 1, 2013.

Perquisites and Other Benefits

Perquisites did not constitute a material portion of the compensation to the NEOs for 2013. However, we do provide payment for the premiums associated with additional term life insurance and whole life insurance for our Chief Executive Officer. We believe the perquisites we do provide are less than those provided by other companies in our industry and are reasonable given recent economic conditions.

We provide our executive officers with the opportunity to participate in our other employee benefits programs and to receive certain perquisites. The employee benefits programs in which our executive officers participate (which provide benefits such as medical coverage and group term life insurance protection) are generally the same programs offered to all our salaried employees. These programs are intended to promote the health and financial security of our employees. The programs are provided at competitive market levels to attract, retain and reward employees.

Severance Benefits Pursuant to Executive Severance Agreements

Certain executive officers, including each of our NEOs, entered into executive severance agreements with the Company. Each executive severance agreement provides for severance payments and other benefits following termination of the applicable officer’s employment under various scenarios, as described below. We believe these severance benefits reflect the fact that it may be difficult for such executives to find comparable employment within a short period of time. Each such agreement also contains a confidentiality covenant, requiring the applicable officer to not disclose our confidential information at any time, as well as noncompetition and non-solicitation covenants, which prevent the executive from competing with us or soliciting our customers or employees during employment and for one year after the officer’s employment terminates (subject to extension in the event of a change in control, so that the noncompetition and non-solicitation covenants will extend to cover the number of months post-termination used to determine the severance benefits payable to him). These agreements are described in further detail below under “Potential Payments Upon Termination or Change in Control.”

Deferred Compensation Plan

On March 1, 2013, the Board adopted a non-qualified deferred compensation plan which went into effect May 1, 2013. All executive officers, including our current NEOs, are eligible to participate in the non-qualified deferred compensation plan, under which they may defer up to 75% of their base compensation and 75% of their incentive compensation. There is no Company match for contributions to the non-qualified deferred compensation plan.

Compensation Program and Risk Management

Our Compensation Committee has conducted a comprehensive review of our compensation structure from the perspective of enterprise risk management and the design and operation of our executive and employee compensation arrangements generally and has concluded that the risks arising from our compensation policies and overall actual compensation practices for employees are not reasonably likely to have a material adverse effect on our Company. Our compensation program as a whole does not encourage our executives or other employees to take unnecessary and excessive risks or engage in other activities and behavior that threaten the value of the Company or the investments of our stockholders, as evidenced by the following design features that we believe mitigate risk-taking:

•	Compensation Mix. To encourage appropriate decision making and facilitate the alignment of the interests of our employees with those of the Company and its stockholders, our compensation program is structured to provide an appropriate balance of “fixed” and “variable” or “at risk” compensation. We believe that the allocation of variable compensation between annual cash incentives and long term equity incentive compensation along with fixed base salaries meets our objectives and affords us the ability to attract, retain and motivate executives by providing predictable fixed income to meet the current living requirements and significant variable compensation opportunities for long term wealth accumulation.

•	Base Salaries. While base salary is the only fixed element of compensation that we provide to our executives and other employees, we believe that the amounts paid are sufficient to meet the essential financial needs of these executives and employees. Consequently, our incentive compensation arrangements are intended to reward their performance if, and only to the extent that, the Company and our stockholders also benefit financially from their stewardship.

•	Annual Incentives. Our annual short-term incentive plan applies to salaried employees at each of our business units. While our annual short-term incentive plan for salaried employees differs from year-to-year, cash bonuses are generally awarded under the plan based on some combination of Company and business unit financial results, and individual and business unit accomplishment of strategic goals, which may include strategic position in the market, improvement in operational efficiencies, development of new products, implementation and utilization of information technology, employee development, accomplishment of various safety goals, and completion of specific transactions or projects. We do not believe that the pursuit of these objectives will lead to behaviors that focus executives on their individual enrichment rather than our long-term welfare, and we believe that the annual bonus plan does not encourage excessive risk taking as the bonus amounts are based on multiple financial and non-financial goals and objectives.

•	Long-Term Equity Awards. In addition to the strategic focus of our short-term cash bonus plan, our equity compensation program is specifically intended to create a long-term link between the compensation provided to executive officers and other key management personnel and gains realized by our stockholders. Our Compensation Committee uses restricted shares with a combination of performance-based vesting criteria as long-term incentive compensation because, among other reasons, these awards provide a motivating form of incentive compensation, while contributing to the focus of our management team on increasing value for our stockholders. As these awards vest over multiple years, and the vesting of the awards is based generally on continued service with the Company, we believe the awards do not encourage executives to achieve short-term increases in stock price to the detriment of long-term growth.

Compliance with Internal Revenue Code Section 162(m)

Section 162(m) of the Internal Revenue Code generally disallows a deduction to public companies to the extent of excess annual compensation over $1 million paid to certain executive officers, except for qualified performance-based compensation. The Compensation Committee plans to review this matter as appropriate and take action as may be necessary to preserve the deductibility of compensation payments to the extent reasonably practical and consistent with our compensation objectives.

Clawback Policy

To date, our Board of Directors has not adopted formal clawback policy to recoup incentive based compensation upon the occurrence of a financial restatement, misconduct, or other specified events. However, restricted stock agreements covering grants to our NEOs in 2011 and later years do include language providing that the award may be canceled and the award recipient may be required to reimburse us for any realized gains to the extent required by applicable law or any clawback policy that we adopt. Our Compensation Committee is currently evaluating the practical, administrative, and other implications of implementing and enforcing a clawback policy in compliance with the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 once additional guidance is promulgated by the SEC.

Conclusion

Based upon its review of our overall executive compensation program, the Compensation Committee believes our executive compensation program, as applied to our executive officers, is appropriate and is necessary to retain the executive officers who are essential to our continued development and success, to compensate those executive officers for their contributions and to enhance stockholder value. The Committee believes that the total compensation opportunities provided to our executive officers create a commonality of interests and alignment of our long-term interests with those of our stockholders.

REPORT OF THE COMPENSATION COMMITTEE

The Compensation Committee has reviewed and discussed the foregoing Compensation Discussion and Analysis with management. Based on the review and discussion with management, the Compensation Committee has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s proxy statement.

This report is furnished by the Compensation Committee of the Board of Directors.

The Compensation Committee:

Kurt M. Cellar, Chairman

Michael D. Lundin

Colin M. Sutherland

Theodore P. Rossi

Notwithstanding anything to the contrary set forth in any of our previous filings under the Securities Act of 1933, as amended (the “Securities Act”), or the Securities Exchange Act of 1934, as amended (the “Exchange Act”), that incorporate future filings, including this proxy statement, in whole or in part, the foregoing report of the Compensation Committee shall not be deemed to be filed with the SEC or incorporated by reference into any filing under the Securities Act or the Exchange Act, except to the extent that we specifically incorporate it by reference.

2013, 2012 AND 2011 SUMMARY COMPENSATION TABLE

The following table sets forth the compensation earned by our Named Executive Officers in 2013, 2012 and 2011.

Name and Principal Position	Year	Salary (1)	Bonus	Stock Awards (2)	Non-Equity Incentive Plan Compensation (3)	All Other Compensation (4)	Total

William J. Sandbrook	2013	$761,685	$—	$—	$645,234	$35,970	$1,442,889
President and Chief	2012	735,874	—	64,000	484,373	65,845	1,350,092
Executive Officer	2011	261,806	—	4,071,612	561,156	67,557	4,962,131

William M. Brown	2013	285,250	—	93,200	141,242	7,097	526,798
Senior Vice President and Chief	2012	101,110	65,197	144,360	—	121,508	432,175
Financial Officer (5)

Niel L. Poulsen	2013	249,000	—	93,200	95,000	17,775	454,975
Vice President and	2012	217,875	—	50,610	83,712	91,246	443,443
General Manager — Redi-Mix (6)

Jeff L. Davis	2013	260,101	—	93,200	90,000	7,331	450,632
Vice President and General	2012	254,062	—	50,610	70,467	6,250	381,389
Manager — Central Concrete	2011	249,081	35,000	—	—	5,579	289,660

Jeffrey W. Roberts	2013	228,743	—	93,200	70,342	18,307	410,592
Vice President and General
Manager — Ingram Concrete (7)

1.	The figures shown in the “Salary” column of this table reflect the amount actually received by the NEO as base salary during a specified year, not the NEO’s annual rate of pay for the applicable year. The rates of pay are most likely higher than amounts shown if an NEO began employment with us during a particular year or if an NEO received a salary increase during the year. Annual pay increases for all executive officers are generally not effective until April of a given year. In addition, an officer’s rate of pay may change over the course of the year due to a change in job title or responsibilities.
2.	The amounts shown in the “Stock Awards” column represent the aggregate grant date fair value of awards of restricted stock determined in accordance with ASC 718, other than the 2012 amount for Mr. Sandbrook. We determined the fair market value of a restricted stock award on the grant date using the closing price of our common stock on the Nasdaq stock market on the date of grant. The values shown in this column do not represent the amounts that may eventually be realized by the Named Executive Officers, which are subject to achievement of the time- and performance-based vesting conditions applicable to the awards and the price of our common stock at the time of vesting. The amount shown for Mr. Sandbrook in 2012 represents the incremental fair value, computed as of June 8, 2012 in accordance with ASC 718, with respect to the award of 750,000 restricted shares made to Mr. Sandbrook in 2011. As discussed above under “Compensation Discussion and Analysis — Analysis of Our 2013 Executive Compensation Program — Long Term Equity Incentive Compensation,” the Board amended this award on June 8, 2012 to revise certain performance hurdles. See “Note 18. Stock-Based Compensation” in the Notes to Consolidated Financial Statements in our Annual Report on Form 10-K for 2013 for a discussion of our determination of the aggregate grant date fair value of these awards. The amounts reported do not include any reduction in the value of the awards for the possibility of forfeiture.
3.	The amounts in this column reflect the cash bonuses earned under our short-term annual cash incentive plan.
4.	The amounts in the “All Other Compensation” column for 2013 reflect; (a) matching contributions under our 401(k) plan of $6,375, $7,097, $6,375, $7,331, and $6,908 for Messrs. Sandbrook, Brown, Poulsen, Davis and Roberts, respectively; (b) additional life insurance premiums paid by us for Mr. Sandbrook in the amount of $29,595; and (c) $11,400 to Messrs. Poulsen and Roberts for an auto allowance.
5.	Mr. Brown joined the Company in August 2012.
6.	Mr. Poulsen joined the Company in January 2012.
7.	No information is reported for Mr. Roberts for 2012 or 2011 because he was not a Named Executive Officer during 2012 and 2011.

2013 GRANTS OF PLAN-BASED AWARDS TABLE

The following table summarizes the plan-based awards that our Named Executive Officers received or were eligible to receive during 2013. Our Named Executive Officers are eligible to receive all non-equity awards pursuant to the 2013 Plan. All equity awards were granted pursuant to the U.S. Concrete, Inc. 2010 Management Equity Incentive Plan (the “MEIP”).

		Estimated Future Payouts Under Non- Equity Incentive Plan Awards (1)		Estimated Future Payouts Under Equity Incentive Plan Awards (2)	All Other Stock Awards: Number of Shares of Stock (3) (#)	Grant Date Fair Value of Stock and Option Awards ($)
Name	Grant Date	Target ($)	Maximum ($)	Target (#)
William J. Sandbrook	4/1/2013	769,080	1,538,160	N/A	N/A	N/A
William M. Brown	4/1/2013	172,200	344,400	3,200	4,800	93,200
Niel L. Poulsen	4/1/2013	100,800	201,600	3,300	4,800	93,200
Jeff L. Davis	4/1/2013	104,678	209,356	3,200	4,800	93,200
Jeffrey W. Roberts	4/1/2013	93,996	187,992	3,200	4,800	93,200

1.	The Named Executive Officers were eligible to earn annual non-equity incentive compensation under the 2013 Plan based on achievement of certain performance measures, including levels of Company Adjusted EBITDA. The overall Company Adjusted EBITDA for 2013 was above the Company Adjusted EBITDA threshold under the 2013 Plan, so we made bonus payments to the Named Executive Officers. The actual amount paid to Messrs. Sandbrook, Brown, Poulsen, Davis, and Roberts was $645,234; $141,242; $95,000; $90,000; and $70,342, respectively. The amounts were paid on March 14, 2014. The percentage of base pay for the Named Executive Officers for the target bonus was as follows: Mr. Sandbrook (100%), Mr. Brown (60%), and Messrs. Poulsen, Davis and Roberts (40%). The percentage of base pay for the Named Executive Officers for the maximum bonus was as follows: Mr. Sandbrook (200%), Mr. Brown (120%), and Messrs. Poulsen, Davis and Roberts (80%).
2.	The restricted stock awards reflected in this column were subject to performance-based vesting criteria, but there were no threshold or maximum levels that could be achieved. The performance criteria would either be satisfied at target levels, or the awards would be forfeited in the event that performance was not achieved at target levels. All performance criteria were achieved during 2013.
3.	The restricted stock awards reflected in this column were subject to time-based vesting criteria, as described above within Compensation Discussion and Analysis.

Narrative to the Summary Compensation Table and Grants of Plan-Based Awards Table

Employment Terms

Although we have not entered into any employment agreements with our Named Executive Officers, certain employment terms are included in each of their executive severance agreements, the severance provisions of which are detailed below under “Potential Payments Upon Termination or Change in Control”. Each such agreement specifies the executive’s position, location of employment, monthly base salary and annual paid vacation entitlement.

Equity Compensation Awards

We adopted the MEIP in September 2010. Pursuant to the MEIP, we could make awards to employees and directors in the form of stock options, stock appreciation rights, restricted stock, RSUs and other equity or equity-

based grants, in addition to grants denominated in cash. In 2013, we granted awards to our Named Executive Officers only under the MEIP.

On January 23, 2013, we adopted the LTIP, and our stockholders approved the LTIP at our 2013 Annual Meeting. We do not intend to grant future awards under the MEIP. Under the LTIP, we can grant stock options, stock appreciation rights, restricted stock awards, RSUs, cash awards and performance awards to management, employees, and directors of the Company. In 2013, we granted awards to non-employee directors only under the LTIP. As of December 31, 2013, there were 1.1 million shares remaining for future issuance under the LTIP.

Restricted Stock Award Agreements

Pursuant to each restricted stock award agreement issued in accordance with the MEIP, 60% of such shares granted pursuant to an award will vest over three years in equal annual installments from the date of grant and 40% of the number of shares granted pursuant to an award will vest based on both the passage of time and the satisfaction of certain performance criteria, which are more fully described within the Compensation Discussion and Analysis section above. Any portion of the restricted stock awards that are unvested on the date of termination will be forfeited, except that if the executive’s employment is terminated without “cause,” any portion of the restricted stock awards that would have become vested during the six month period following termination will become vested on the date of termination. Additionally, pursuant to the terms of each NEO’s executive severance agreement, upon a “change in control” all outstanding, unvested restricted stock awards will become fully vested. Each of these terms and conditions are described in greater detail in the “Potential Payments Upon Termination or Change in Control” section below.

OUTSTANDING EQUITY AWARDS AT 2013 FISCAL YEAR-END TABLE

The following table provides information about the number of outstanding equity awards held by our Named Executive Officers at fiscal year-end 2013. The table also includes, where applicable, the value of these awards based on the closing price of our common stock on the Nasdaq on December 31, 2013, which was $22.63 per share. Unless otherwise indicated, the restricted stock awards vest in equal 33.3% installments over three years following the grant date. All of the option awards are fully vested.

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares of Stock That Have Not Vested (#)		Market Value of Shares of Stock That Have Not Vested ($)
William J. Sandbrook	—	—	—	—	225,000	(1)	5,091,750
William M. Brown	—	—	—	—	12,000	(2)	272,280
					4,800	(4)	108,624
Niel L. Poulsen	—	—	—	—	6,000	(3)	135,780
					4,800	(4)	108,624
Jeff L. Davis	4,387	—	12.00	10/1/2020	6,000	(3)	135,780
	4,387	—	15.00	10/1/2020	4,800	(4)	108,624
	2,194	—	22.69	10/1/2020
	2,194	—	26.68	10/1/2020
Jeffrey W. Roberts	2,478	—	12.00	10/1/2020	6,000	(3)	135,780
	2,478	—	15.00	10/1/2020	4,800	(4)	108,624
	1,239	—	22.69	10/1/2020
	1,239	—	26.68	10/1/2020

1.	These restricted stock awards were granted on August 22, 2011 pursuant to the MEIP. The award vests in equal 25% installments over four years following the grant date.
2.	These restricted stock awards were granted on August 22, 2012 pursuant to the MEIP.
3.	These restricted stock awards were granted on April 1, 2012 pursuant to the MEIP.
4.	These restricted stock awards were granted on April 1, 2013 pursuant to the MEIP.

2013 OPTION EXERCISES AND STOCK VESTED TABLE

The following table summarizes the vesting of stock awards held by our Named Executive Officers during 2013. None of our Named Executive Officers exercised stock options in 2013.

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
William J. Sandbrook	412,500	7,299,375
William M. Brown	21,200	343,144
Niel L. Poulsen	12,200	189,304
Jeff L. Davis	23,191	362,259
Jeffrey W. Roberts	18,410	287,043

PENSION BENEFITS

We do not maintain any defined benefit pension plans that provide for payments or other benefits at, following, or in connection with the retirement of any of our Named Executive Officers.

NONQUALIFIED DEFERRED COMPENSATION TABLE

The following table sets forth contributions by the Named Executive Officers to the U.S. Concrete, Inc. Deferred Compensation Plan (the “Plan”) during 2013.

Name	Executive Contributions in Last FY ($)	Aggregate Earnings in Last FY ($)	Aggregate Balance at Last FYE ($)
William J. Sandbrook	14,420	270	14,690
William M. Brown	—	—	—
Niel L. Poulsen	61,425	589	62,014
Jeff L. Davis	—	—	—
Jeffrey W. Roberts	—	—	—

The Plan is unfunded and our obligations are general unsecured obligations. Under the Plan, we are obligated to pay deferred compensation in the future to eligible participants from our general assets, although we may establish a trust to hold amounts which we may use to satisfy Plan distributions from time to time.

Pursuant to the Plan, a select group of management employees at a Grade 16 or higher, including each of the Named Executive Officers, are eligible to participate by making an irrevocable election to defer up to 75% of the participant’s annual base salary, as well as 75% of any annual bonus award. Participants are 100% vested at all times in their account within the Plan. We do not provide any matching or discretionary contributions to the Plan on any participant’s behalf.

Payment of Plan accounts may occur in lump sum payments upon a participant’s separation from service for any reason. We require a six month delay in the payment of Plan benefits if the participant is a “specified employee” pursuant to Section 409A of the Internal Revenue Code of 1986, as amended, at the time of his or her separation from service, and an earlier payment would result in the imposition of an excise tax on the participant if the amounts were received at the time of his or her separation. Earlier withdrawals may occur if the participant incurs an unforeseeable emergency, which is generally defined as a severe financial hardship of the participant that results from an illness or an accident of the participant or a participant’s spouse or dependent, a loss of property, or a similar extraordinary and unforeseeable circumstance that is beyond the participant’s control.

The participant will choose how his or her Plan accounts are deemed to be invested from a list of investment options provided to him or her by the Plan administrator. For 2013, the investment options were identical to those under our 401(k) plan, except for one investment option in our 401(k) plan that is not permitted in a nonqualified deferred compensation plan.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

Severance Benefits Pursuant to Executive Severance Agreements

Certain executive officers, including each of our Named Executive Officers, entered into executive severance agreements with us. Each executive severance agreement provides for severance payments and other benefits following termination of the applicable officer’s employment under various scenarios, as described below. We believe these severance benefits reflect the fact that it may be difficult for such employees to find comparable employment within a short period of time. Each such agreement also contains a confidentiality covenant, requiring the applicable officer to not disclose our confidential information at any time, as well as noncompetition and non-solicitation covenants, which prevent the executive from competing with us or soliciting our customers or employees during the executive officer’s employment and for one year after the officer’s employment terminates (subject to extension in the event of a change in control, so that the noncompetition and non-solicitation covenants will extend to cover the number of months post-termination used to determine the severance benefits payable (as described below)).

In the case of a termination of the applicable officer’s employment (that is not in connection with a “change in control”) either by us without “cause” or by the officer for “good cause” (each term as defined below), the officer would generally be entitled to the following severance benefits:

•	a lump-sum payment in cash equal to the officer’s monthly base salary in effect on the date of termination multiplied by 24 in the case of Mr. Sandbrook and multiplied by 12 in the case of all other applicable officers, including Messrs. Brown, Poulsen, Davis and Roberts;

•	a lump-sum payment in cash equal to the amount of the officer’s target bonus for the bonus year in which the termination occurs, prorated based on the number of days in the bonus year that have elapsed prior to the termination;

•	payment of all applicable medical continuation premiums for continuation coverage under the Consolidated Omnibus Budget Reconciliation Act, or COBRA, for the benefit of the officer (and his covered dependents as of the date of his termination, if any) under his then-current plan election for 18 months after termination;

•	a lump-sum payment in cash equal to the value of the officer’s accrued but unpaid salary through the date of such termination, plus the officer’s unused vacation days earned for the year prior to the year in which the termination occurs and a pro rata portion of the vacation days earned for the year in which the termination occurs; and

•	(a) in the case of Mr. Sandbrook, a pro rata portion of all outstanding and previously unvested stock options, restricted stock awards, restricted stock units and similar awards granted to the officer by us prior to the date of termination (the “Unvested Awards”) that would otherwise have vested during the six-month period following the date of termination if such termination had not occurred will become vested and exercisable (as applicable), and vested stock options will remain exercisable until the earlier of (1) the expiration of the twelve-month period following termination, and (2) the expiration date of the original term of the applicable stock option; (b) in the case of certain officers, including Messrs. Brown, Poulsen and Roberts, fifty percent of all Unvested Awards that would otherwise have vested during the twelve month period following the date of involuntary termination shall immediately vest upon the date of termination; and (c) in the case of all other applicable officers, including Mr. Davis, immediate vesting of all Unvested Awards, and immediate lapsing of any restrictions, forfeiture conditions or other conditions or criteria applicable to any such awards on the date of termination.

Our senior management and other employees have made significant contributions to us over the past several years, and we believe that it is important to protect them in the event of a change in control. Further, it is our belief that the interests of our senior management should be aligned with our stockholders, and providing change in control benefits should eliminate, or at least reduce, the reluctance of senior management to pursue potential change in control transactions that may be in the best interests of our stockholders generally, but that may result in loss of employment for an individual Named Executive Officer.

In the event there is a change in control and within one year thereafter the officer’s employment is terminated by us without cause or by the officer for good cause, the officer would generally be entitled to the following severance benefits:

•	a lump sum payment in cash equal to: (a) the sum of (1) the officer’s monthly base salary in effect on the termination date multiplied by 12, and (2) the amount of the officer’s full target bonus for the bonus year in which termination occurs, multiplied by (b) in the case of Mr. Sandbrook, 2.5, and in the case of Messrs. Brown, Poulsen, Davis and Roberts, 2.0;

•	a lump-sum payment in cash equal to the value of the officer’s accrued but unpaid salary through the date of such termination, plus the officer’s unused vacation days earned for the year prior to the year in which the termination occurs and a pro rata portion of the vacation days earned for the year in which the termination occurs;

•	payment of all applicable medical continuation premiums for continuation coverage under COBRA for the benefit of the officer (and his covered dependents as of the date of his termination, if any) under his then-current plan election for 18 months after termination; and

•	all Unvested Awards shall become fully vested.

In the case of termination by reason of the officer’s death or long-term/permanent disability, the officer or his heirs would be entitled to substantially the same benefits as outlined above for a termination by us without cause or by the officer for good cause in the absence of a change in control, except that any Unvested Awards would not become vested, but instead would terminate immediately, with the exception of any unvested restricted stock units which would immediately vest.

In the case of a termination of the applicable officer’s employment either by us for cause or by the officer without good cause, the officer would be entitled to payments for his accrued but unpaid pro rata monthly base salary and unused vacation, in each case through the date of termination, but all Unvested Awards would be canceled. Also, in the case of a termination by us for cause, all vested stock options held by the officer would remain exercisable for a period of up to 90 days, after which they would expire.

We may be required to reduce the amount of the payments due to Messrs. Sandbrook, Brown, Poulsen, Davis and Roberts in certain situations. Their executive severance agreements provide that in the event that any payment or distribution to such individual would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code, and the aggregate amount of all payments that would be subject to the excise tax reduced by all federal, state and local taxes applicable thereto, including the excise tax, is less than the amount such individual would receive, after all such applicable taxes, if such individual received payments equal to an amount which is $1.00 less than three times the such individual’s “base amount,” as defined in and determined under Section 280G of the Internal Revenue Code, then, such payments shall be reduced or eliminated to the extent necessary so that the aggregate payments received by such individual will not be subject to the excise tax. In no event, however, will we provide them with a tax gross-up payment or other tax assistance payment in the event that an excise tax is imposed upon the executive officer under Section 4999 of the Internal Revenue Code.

Under each executive severance agreement, we would have “cause” to terminate the applicable officer’s employment in the event of:

•	the officer’s gross negligence, willful misconduct or willful neglect in the performance of his material duties and services to us;

•	the officer’s final conviction of a felony by a trial court, or his entry of a plea of nolo contendere to a felony charge;

•	any criminal indictment of the officer relating to an event or occurrence for which he was directly responsible which, in the business judgment of a majority of our Board of Directors, exposes us to ridicule, shame or business or financial risk; or

•	a material breach by the officer of any material provision of the executive severance agreement.

On the other hand, the officer generally would have “good cause” to terminate his employment if there is:

•	a material diminution in his then-current monthly base salary;

•	a material change in the location of his principal place of employment by us;

•	any material diminution in his current position or any title or position to which he has been promoted;

•	any material diminution of his authority, duties or responsibilities from those commensurate and consistent with the character, status and dignity appropriate to his current position or any title or position to which he has been promoted (provided, however, that if at any time he ceases to have such duties and responsibilities because we cease to have any securities registered under Section 12 of the Exchange Act or cease to be required to file reports under Section 15(d) of the Exchange Act, then the officer’s authority, duties and responsibilities will not be deemed to have been materially diminished solely due to the cessation of such publicly traded company duties and responsibilities);

•	any material breach by us of any material provision of the executive severance agreement, including any failure by us to pay any amount due under the executive severance agreement; or

•	with respect to Mr. Sandbrook, any restructuring of his direct reporting relationship within our Company.

Under each executive severance agreement, a “change in control” will be deemed to have occurred on the earliest of any of the following dates:

•	the date we merge or consolidate with any other person or entity, and our voting securities outstanding immediately prior to such merger or consolidation do not continue to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 50% of the total voting power of our voting securities or such surviving entity outstanding immediately after such merger or consolidation;

•	the date we sell all or substantially all of our assets to any other person or entity;

•	the date we dissolve;

•	the date any person or entity together with its affiliates becomes, directly or indirectly, the beneficial owner of voting securities representing more than 50% of the total voting power of all of our then outstanding voting securities; or

•	the date the individuals who constituted the non-employee members of our Board of Directors (the “Incumbent Board”) as of the effective date of the agreement cease for any reason to constitute at least a majority of the non-employee members of our Board, provided that, for purposes of this clause, any person becoming a director whose election or nomination for election by our stockholders was approved by a vote of at least 80% of the directors comprising the Incumbent Board then still in office (or whose election or nomination was previously so approved) will be considered as though such person were a member of the Incumbent Board;

provided, however, a “change in control” shall not be deemed to have occurred in connection with our bankruptcy or insolvency or any transaction in connection therewith.

Based on a hypothetical termination date of December 31, 2013, for each of our Named Executive Officers who were employed by us on December 31, 2013, the severance benefits for those Named Executive Officers due to a termination either by us without “cause” or by the officer for “good cause” in the absence of a change in control pursuant to the terms of the executive severance agreements would have been as follows:

Name	Total Base Salary (1)	Target Bonus	Healthcare and Insurance Benefits (2)	FMV of Accelerated Vesting	Total (3)
William J. Sandbrook	$1,538,160	$769,080	$11,460	$0	$2,318,700
William M. Brown	287,000	172,200	34,227	171,988	665,415
Niel L. Poulsen	252,000	100,800	24,067	108,624	485,491
Jeff L. Davis	261,696	104,678	23,791	244,404	634,569
Jeffry W. Roberts	234,990	93,996	32,051	108,624	469,661

1.	Mr. Sandbrook’s salary severance benefit is equal to his monthly base salary multiplied by 24. Messrs. Brown, Poulsen, Davis, and Roberts salary severance benefit is equal to their monthly base salary multiplied by 12.
2.	The value of healthcare and insurance benefits is for 18-months of COBRA coverage and is based upon the medical benefit plans and the tier coverage that the executive participated in as of December 31, 2013.
3.	Any unused but accrued vacation pay was excluded from the above table. Each Named Executive Officer is entitled to four weeks of annual vacation.

Based on a hypothetical termination without “cause” or by the Named Executive Officer for “good cause” and a change in control date of December 31, 2013, for each of our Named Executive Officers who were employed by us on December 31, 2013, the change in control termination benefits for those Named Executive Officers pursuant to the terms of the executive severance agreements would have been as follows:

Name	Change in Control Sum (1)	Healthcare and Insurance Benefits (2)	FMV of Accelerated Vesting	Total (3)
William J. Sandbrook	$3,845,400	$11,460	$5,091,750	$8,948,610
William M. Brown	918,400	34,227	380,184	1,332,811
Niel L. Poulsen	705,600	24,067	244,404	974,071
Jeff L. Davis	733,506	23,791	244,404	1,001,701
Jeffry W. Roberts	657,972	32,051	244,404	934,427

1.	Mr. Sandbrook’s change in control sum was based upon his base salary plus target bonus multiplied by 2.5. For each of Messrs. Brown, Poulsen, Davis, and Roberts, the change in control sum was based upon their respective base salary plus target bonus multiplied by 2.0.
2.	The value of healthcare and insurance benefits is for 18-months of COBRA coverage and is based upon the medical benefit plans and the tier coverage that the executive participated in as of December 31, 2013.
3.	Any unused but accrued vacation pay was excluded from the above table. Each Named Executive Officer is entitled to four weeks of annual vacation.

Based on a hypothetical termination date of December 31, 2013 for each of our Named Executive Officers who were employed by us on December 31, 2013, the severance benefits for those Named Executive Officers due to a termination by reason of the officer’s death or long-term/permanent disability, pursuant to the terms of the executive severance agreements would have been as follows:

Name	Total Base Salary (1)	Target Bonus	Healthcare and Insurance Benefits	FMV of Accelerated Vesting	Total (2)
William J. Sandbrook	$1,538,160	$769,080	$11,460	$0	$2,318,700
William M. Brown	287,000	172,200	34,227	0	493,427
Niel L. Poulsen	252,000	100,800	24,067	0	376,867
Jeff L. Davis	261,967	104,786	23,791	0	390,544
Jeffry W. Roberts	234,990	93,996	32,051	0	361,037

1.	Mr. Sandbrook’s death or disability salary severance benefit is equal to his monthly base salary multiplied by 24. For each of Messrs. Brown, Poulsen, Davis, and Roberts, their respective death or disability salary severance benefit is equal to their respective monthly base salary multiplied by 12.
2.	Any unused but accrued vacation pay was excluded from the above table. Each Named Executive Officer is entitled to four weeks of annual vacation.

Based on a hypothetical change of control date of December 31, 2013 for each of our Named Executive Officers who were employed by us on December 31, 2013, the severance benefits for those Named Executive Officers due to a change in control (absent termination) pursuant to the terms of the executive severance agreements would have been as follows:

Name	FMV of Accelerated Vesting	Total
William J. Sandbrook	$5,091,750	$5,091,750
William M. Brown	380,184	380,184
Niel L. Poulsen	244,404	244,404
Jeff L. Davis	244,404	244,404
Jeffry W. Roberts	244,404	244,404

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

AND RELATED STOCKHOLDERS MATTERS

The following table shows the beneficial ownership of our common stock as of March 19, 2014 (except as set forth in the footnotes below) by (i) each person who we know beneficially owns more than 5% of our outstanding shares of common stock, (ii) each of our directors and director nominees, (iii) our current Named Executive Officers, and (iv) our current directors and executive officers as a group. The address of each director and executive officer is: c/o U.S. Concrete, Inc., 331 N. Main Street, Euless, Texas 76039.

	Shares of Common Stock Beneficially Owned (1)(2)
Name	Number	Percent
Whippoorwill Associates, Inc. (3)	2,813,438	20.0%
JP Morgan Chase & Co. (4)	857,447	6.1%
William J. Sandbrook (5)	829,954	5.9%
Kurt M. Cellar (6)	77,639	*
Jeff L. Davis (7)	58,361	*
Robert M. Rayner (8)	52,733	*
William M. Brown (9)	50,324	*
Eugene I. Davis (10)	50,311	*
Michael D. Lundin (11)	43,639	*
Colin M. Sutherland (12)	25,639	*
Niel L. Poulsen (13)	33,800	*
Jeffrey W. Roberts (14)	40,043	*
Theodore P. Rossi (15)	27,567	*
All directors and executive officers as a group (16 persons) (16)	1,429,085	9.9%

*	Less than 1%.
1.	Beneficial ownership as reported in the above table has been determined in accordance with Rule 13d-3 under the Exchange Act. Beneficial ownership information is based on the most recent Forms 3, 4 and 5 and Schedule 13D and 13G filings with the SEC and reports made directly to the Company. The number of shares shown as beneficially owned includes shares of common stock subject to exercisable stock options and warrants, restricted stock with current voting rights and RSUs that will vest within 60 days after March 19, 2014. Except as indicated by footnote, and subject to community property laws where applicable, the persons named in the table above have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them.
2.	The percentages indicated are based on 14,049,242 shares of common stock outstanding on March 19, 2014. Shares of common stock subject to stock options exercisable and restricted stock and restricted stock units that will vest within 60 days after March 19, 2014 are deemed outstanding for computing the percentage of the person.
3.	Based solely on Amendment No. 5 to Schedule 13D filed with the SEC on June 20, 2013. Whippoorwill Associates, Inc. (“Whippoorwill”), Shelley F. Greenhaus and Steven K. Gendal share voting and dispositive power over these shares. Mr. Greenhaus is President and Principal of Whippoorwill and Mr. Gendal is Principal of Whippoorwill. The address for Whippoorwill, Mr. Greenhaus and Mr. Gendal is 11 Martine Avenue, White Plains, New York 10606.
4.	Based solely on Amendment No. 2 to Schedule 13G filed with the SEC on January 22, 2014. The address for JPMorgan Chase & Co. is 270 Park Ave., New York, New York 10017.
5.	Includes 604,954 shares held directly and 225,000 shares of restricted stock which are subject to time-based vesting restrictions and have voting rights.
6.	Includes 72,578 shares held directly, 4,000 shares deemed beneficially owned as co-trustee of the Margaret Cellar 2010 Trust and 1,061 RSUs that vest on April 1, 2014.

7.	Includes 31,637 shares held directly, 10,800 shares of restricted stock which are subject to time-based vesting restrictions and have voting rights, and 15,924 shares of common stock issuable upon the exercise of options and warrants that have vested.
8.	Includes 51,672 shares held directly and 1,061 RSUs that vest on April 1, 2014.
9.	Includes 33,524 shares held directly and 16,800 shares of restricted stock which are subject to time-based vesting restrictions and have voting rights.
10.	Includes 48,719 shares held directly and 1,592 RSUs that vest on April 1, 2014.
11.	Includes 42,578 shares held directly and 1,061 RSUs that vest on April 1, 2014.
12.	Includes 24,578 shares held directly and 1,061 RSUs that vest on April 1, 2014.
13.	Includes 23,000 shares held directly and 10,800 shares of restricted stock which are subject to time-based vesting restrictions and have voting rights.
14.	Includes 20,837 shares held directly, 10,800 shares of restricted stock which are subject to time-based vesting restrictions and have voting rights and 8,406 shares of common stock issuable upon the exercise of options and warrants that have vested.
15.	Includes 25,966 shares held directly and 1,061 RSUs that vest on April 1, 2014.
16.	Includes 1,070,954 shares held directly and indirectly, 41,097 shares of common stock issuable upon exercise of options that have vested, 8,534 shares of common stock issuable upon the exercise of warrants that have vested, 301,063 shares of restricted stock subject to time-based vesting restrictions and have voting rights and 7,437 RSUs that will vest within 60 days of March 19, 2014.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Our Board of Directors has adopted a written policy for the review, approval and ratification of transactions with related persons. The policy covers related party transactions between us and any of our executive officers and directors or their respective affiliates, director nominees, 5% or greater security holders or family members of any of the foregoing. Related party transactions covered by this policy are reviewed by our Audit Committee to determine whether the transaction is in our best interests and the best interests of our stockholders. As a result, approval of related party business will be denied if we believe that an employee’s interest in such business could influence decisions relative to our business, or have the potential to adversely affect our business or the objective performance of the employee’s work.

The following describes related party transactions we have entered into since January 1, 2013.

Exchange Offer. On February 6, 2013, we launched our offer to exchange (the “Exchange Offer”) up to $69.3 million aggregate principal amount of newly issued 9.5% Senior Secured Notes due 2015 (the “2013 Notes”) for all $55.0 million aggregate principal amount of our 9.5% Convertible Notes due 2015 (the “Convertible Notes”). In connection with the Exchange Offer, on December 20, 2012, we entered into separate exchange and consent agreements (the “Exchange and Consent Agreements”) with affiliates of Whippoorwill Associates, Inc. and affiliates of Monarch Alternative Capital LP, each of which is also a beneficial owner of more than 5% of our outstanding common stock.

Pursuant to the Exchange and Consent Agreements, we agreed to take all actions reasonably necessary to consummate the Exchange Offer before April 10, 2013, and each of the security holders party to the Exchange and Consent Agreements agreed to exchange all of their Convertible Notes in the Exchange Offer. By participating in the Exchange Offer, such security holders also consented to the amendments to the indenture and security documents governing the Convertible Notes that eliminated substantially all of the negative covenants contained in that indenture and provided for a release of all of the collateral securing the Convertible Notes. On March 22, 2013, we issued $61.1 million aggregate principal amount of 2013 Notes in exchange for $48.5 million of Convertible Notes, plus approximately $0.3 million in cash for accrued and unpaid interest on the Convertible Notes exchanged in the Exchange Offer.

In connection with the Exchange Offer, during 2013, we reimbursed $103,532 of legal fees of counsel retained to represent Whippoorwill Associates, Inc. and Monarch Alternative Capital LP.

Redemption of 2013 Notes. On November 22, 2013, we completed an offering of $200.0 million of 8.5% Senior Secured Notes due 2018. We used a portion of the net proceeds from the offering to redeem all our outstanding 2013 Notes. At the time of the redemption, affiliates of Whippoorwill Associates, Inc. and affiliates of Monarch Alternative Capital LP held 2013 Notes. All the 2013 Notes were redeemed on the same terms and conditions.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors, executive officers and any persons beneficially owning more than 10% of our common stock to report their initial ownership of common stock and any subsequent changes in that ownership to the SEC. SEC rules establish due dates for these reports, and we are required to disclose in this proxy statement any failure to file by those dates. We believe that all required 2013 filings were made on a timely basis. In making these disclosures, we relied solely on written statements of directors, executive officers and stockholders and copies of the reports they have filed with the SEC.

REPORT OF THE AUDIT COMMITTEE

To the Board of Directors of U.S. Concrete, Inc.:

We have reviewed and discussed with management U.S. Concrete’s audited financial statements as of and for the year ended December 31, 2013.

In addition, we have discussed with Grant Thornton LLP, U.S. Concrete’s independent registered public accounting firm, the matters required to be discussed by Statement of Auditing Standards No. 61, Communication with Audit Committees, as amended, adopted by the Public Company Accounting Oversight Board.

We have received and reviewed the written disclosures and the letter from Grant Thornton LLP required by the applicable requirements of the Public Company Accounting Oversight Board, and we have discussed with that firm its independence from U.S. Concrete. In addition, we concluded that Grant Thornton LLP’s provision of services that are not related to the audit of U.S. Concrete’s financial statements was compatible with that firm’s independence from U.S. Concrete.

Based on the reviews and discussions referred to above, we recommended to the Board of Directors of U.S. Concrete that the audited financial statements referred to above be included in U.S. Concrete’s annual report on Form 10-K for the year ended December 31, 2013 for filing with the Securities and Exchange Commission.

The Audit Committee:

Robert M. Rayner, Chairman
Eugene I. Davis
Colin M. Sutherland

Notwithstanding anything to the contrary set forth in any of our previous filings under the Securities Act or the Exchange Act that incorporate future filings, including this proxy statement, in whole or in part, the foregoing report of the Audit Committee shall not be deemed to be filed with the SEC or incorporated by reference into any filing under the Securities Act or the Exchange Act, except to the extent that we specifically incorporate it by reference.

PROPOSAL NO. 2

RATIFICATION OF APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has selected Grant Thornton, LLP to serve as our independent registered public accounting firm for the year ending December 31, 2014. Although we are not required to seek stockholder approval of this appointment, it has been our practice to do so. No determination has been made as to what action the Audit Committee and the Board would take if our stockholders fail to ratify the appointment. Even if the appointment is ratified, the Audit Committee retains discretion to appoint a new independent registered public accounting firm if the Audit Committee concludes such a change would be in the best interests of U.S. Concrete. We expect representatives of Grant Thornton, LLP to be present at the meeting and available to respond to appropriate questions by stockholders. They will have the opportunity to make a statement if they so desire.

Assuming the presence of a quorum, the affirmative vote of a majority of the votes cast on the proposal is necessary to ratify the selection of Grant Thornton LLP as our independent registered public accounting firm for the year ending December 31, 2014. The form of proxy provides a means for you to vote for the ratification of the selection of our independent registered public accounting firm, to vote against it or to abstain from voting for or against it.

Our Board unanimously recommends a vote “FOR” the ratification of the appointment of Grant Thornton, LLP as our independent registered public accounting firm for 2014.

Change in Principal Accountant

On March 19, 2012, we engaged Grant Thornton LLP as our independent registered public accounting firm and dismissed PricewaterhouseCoopers LLP (“PwC”) as our independent registered public accounting firm. The Audit Committee recommended, and the Board of Directors approved, our decision to dismiss PwC.

The reports of PwC relating to our consolidated financial statements for the years ended December 31, 2010 and 2011 did not contain an adverse opinion or a disclaimer of opinion or were not qualified as to uncertainty, audit scope, or accounting principles. The reports of PwC relating to our consolidated financial statements for the years ended December 31, 2010 and 2011 were not modified as to uncertainty, audit scope, or accounting principles except that PwC’s reports for the years ended December 31, 2010 and 2011 included an explanatory paragraph regarding the Company’s petition for reorganization under Chapter 11 of the Bankruptcy Code and its subsequent emergence from bankruptcy on August 31, 2010, the date on which we adopted fresh start accounting.

During the years ended December 31, 2010 and 2011, and through March 19, 2012, there was no disagreement with PwC on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreement, if not resolved to PwC’s satisfaction, would have caused them to make reference thereto in their reports on the financial statements for such years. In addition, during the years ended December 31, 2010 and 2011, and through March 19, 2012, there was no disagreement with PwC that otherwise would be required to be disclosed in response to Item 304(a)(1)(iv) of Regulation S-K.

During the years ended December 31, 2010 and 2011, and through March 19, 2012, there were no “reportable events” as that term is described in Item 304(a)(1)(v) of Regulation S-K except as disclosed in Item 9A of the Company’s Annual Reports on Form 10-K for the years ending December 31, 2010 and 2009, and the quarterly reports on Form 10-Q for the quarters ended March 31, June 30 and September 30 of 2011, our management concluded that we did not maintain effective controls over the review and approval over the analysis and application of accounting principles associated with significant, unusual and infrequently occurring transactions in accordance with U.S. generally accepted accounting principles. Accordingly, management concluded that this control deficiency constituted a material weakness as of December 31, 2010, March 31, 2011, June 30, 2011, September 30, 2011 and December 31, 2011.

The Company provided PwC with a copy of the above disclosures and requested PwC to furnish a letter addressed to the SEC stating whether or not PwC agrees with such disclosures. A copy of PwC’s letter, dated March 21, 2012, is filed as Exhibit 16.1 to the Company’s Current Report on Form 8-K filed with the SEC on March 21, 2012.

During the years ended December 31, 2010 and 2011 and through March 19, 2012 (the date that Grant Thornton LLP was appointed), we did not consult Grant Thornton LLP with respect to the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on our consolidated financial statements, or any other matters or reportable events set forth in Item 304(a)(2)(i) and (ii) of Regulation S-K.

Fees Incurred for Services by the Principal Accountant

The following table sets forth the fees we incurred for services provided by Grant Thornton LLP, our independent registered public accounting firm, during 2013 and 2012.

Fee Category	2013	2012
Audit Fees (1)	$551,571	$149,181
Audit-Related Fees	—	—
Tax Fees	—	—

All Other Fees(2)	6,500	—

Total	$558,071	$149,181

1.	The 2013 audit fees related to professional fees rendered in connection with: (a) the audit of our annual financial statements for the years ended December 31, 2012 and December 31, 2013; (b) the quarterly review of financial statements included in our Forms 10-Q; (c) the financial statement audits of Bode Gravel Co. and Bode Concrete LLC as of December 31, 2011 in relation to our acquisition of the companies in 2012; (d) the review and consent for our filing on Form S-4, Form 8-K and Form S-4/A in connection with our offer to exchange our convertible notes for new senior secured notes; (e) the review and consent for our filing on Form S-8 in connection with our long term incentive plans; and (f) the comfort letter issued in connection with our issuance of 8.5% Senior Secured Notes due 2018. The 2012 audit fees related to professional services rendered in connection with: (a) the audit of our annual financial statements for the year ended December 31, 2012; (b) the quarterly review of financial statements included in our Forms 10-Q; and (c) our responses to SEC comment letters.
2.	All other fees consist of fees for products and services reported above. In 2013, these fees consisted of licensing fees for accounting research software.

Policy on Pre-Approval by Audit Committee of Services Performed by Independent Auditors

The Audit Committee’s policy is to pre-approve all audit and permissible non-audit services provided by the independent auditors. The Audit Committee generally will pre-approve specific audit services for the upcoming or current fiscal year, subject to a specified cost level. Any service that is not included among the pre-approved audit services and any non-audit service must be separately pre-approved by the Audit Committee Chairperson. The Chairperson reports any pre-approval decisions to the Audit Committee at its next scheduled meeting. The Audit Committee does not delegate to management any of its responsibilities to pre-approve services performed by our independent auditors.

The Audit Committee pre-approved all of the audit fees, audit-related fees, tax fees and other fees set forth in the table above.

PROPOSAL NO. 3

ADVISORY VOTE ON EXECUTIVE COMPENSATION

The Dodd-Frank Wall Street Reform and Consumer Protection Act added Section 14C to the Exchange Act, which requires that we provide our stockholders with the opportunity to vote to approve, on a non-binding, advisory basis, the compensation of our Named Executive Officers as disclosed in this proxy statement.

The Compensation Discussion and Analysis of this proxy statement describes the Company’s executive compensation program and the compensation decisions made by our Compensation Committee and our Board in 2013 with respect to our Named Executive Officers. Our Board is asking stockholders to cast a non-binding, advisory vote on the following resolution:

“RESOLVED, that the stockholders of U.S. Concrete, Inc. (the “Company”) approve the compensation of the Company’s Named Executive Officers as disclosed in the Compensation Discussion and Analysis, the accompanying compensation tables and the related footnotes and narrative accompanying the tables.”

As we describe in the Compensation Discussion and Analysis, we believe our executive compensation program is effective at incenting the achievement of superior results, appropriately aligning pay and performance, creating an ownership culture in which Company managers act like stockholders and enabling the Company to attract and retain some of the most talented executives in the construction materials industry.

For these reasons, our Board asks stockholders to support this proposal. While the advisory vote we are asking you to cast is non-binding, our Compensation Committee and Board value the views of our stockholders and will take into account the outcome of the vote when considering future compensation decisions for our Named Executive Officers.

Our Board unanimously recommends a vote “FOR”, on a non-binding, advisory basis, the resolution approving the Company’s Named Executive Officer compensation.

EXPENSES RELATING TO THIS PROXY SOLICITATION

We will pay all expenses relating to this proxy solicitation. In addition to this solicitation, our officers, directors and regular employees may solicit proxies by telephone without extra compensation for that activity. We also expect to reimburse banks, brokers and other persons for reasonable out-of-pocket expenses in forwarding proxy materials to beneficial owners of our common stock and obtaining the proxies of those owners.

OTHER INFORMATION

Date for Submission of Stockholder Proposals

Pursuant to SEC Rule 14a-8, any stockholder who wishes to have a qualified proposal considered for inclusion in our proxy statement and proxy card for our 2015 Annual Meeting of Stockholders must send notice of the proposal to our Corporate Secretary at our principal executive offices, 331 N. Main Street, Euless, Texas 76039, so that we receive that notice by no later than the close of business on November 28, 2014. A stockholder who submits a proposal, pursuant to SEC Rule 14a-8, must satisfy the eligibility and procedural requirements set forth in SEC Rule 14a-8.

Any stockholder who wishes to submit a proposal to be brought before our 2015 Annual Meeting of Stockholders (outside of the processes of SEC Rule 14a-8) must comply with our bylaws which establish an advance notice procedure for stockholder proposals, including director nominee proposals, to be brought before an annual meeting. Our bylaws provide that stockholders must submit proposals to us in writing containing certain information specified in our bylaws no earlier than the close of business on the 120th day and no later than the close of business on the 90th day prior to the first anniversary of our preceding year’s annual meeting of stockholders.

Under these bylaw provisions, we must receive stockholder proposals for our 2015 Annual Meeting of Stockholders no earlier than the close of business on January 14, 2015 and no later than the close of business on February 13, 2015. Stockholders must deliver the proposals to our Corporate Secretary, U.S. Concrete, Inc., 331 N. Main Street, Euless, Texas 76039.

To be in proper form, a stockholder’s notice must include the information about the proposal or nominee as specified in our bylaws. Stockholders may obtain a copy of our bylaws by making a written request to our Corporate Secretary at the address above. We will not consider any proposal or nomination that is not timely or otherwise does not meet the bylaw and/or SEC requirements for submitting a proposal or nomination.

We received no stockholder proposals and no stockholder director nominations for the Annual Meeting.

Householding of Annual Meeting Materials

With respect to stockholders who requested printed versions of these materials, we are sending only one annual report to stockholders and proxy statement to an address unless contrary instructions from any other stockholder at that address were received. This practice, known as “householding,” is intended to reduce our printing and postage costs. However, any such street name stockholder residing at the same address who wishes to receive a separate copy of the Notice, this proxy statement or the accompanying annual report to stockholders, or any future notices or proxy materials, may make a request for these items by contacting the bank, broker or other holder of record, or by contacting us by telephone at 817-835-4100, by e-mail to corporatesecretary@us-concrete.com or by mail to: U.S. Concrete, Inc., 331 N. Main Street, Euless, Texas 76039, Attention: Corporate Secretary. We will deliver the requested materials promptly upon receiving such a request. The voting instructions sent to a street name stockholder should provide information on how to request (1) householding of our future materials or (2) separate materials if only one set of documents is being sent to a household. If they do not, a stockholder who would like to make one of these requests should contact us as indicated above.

Other Matters

Our Board does not intend to bring any other matters before the Annual Meeting and has not been informed that any other matters are to be presented by others. If any other matters properly come before the Annual Meeting, the persons named in the form of proxy will vote all proxies according to their best judgment. The form of proxy provides that the persons named as proxies have discretionary authority to vote on matters not known or determined on the date of this proxy statement.

Please vote via Internet, telephone or mail as soon as possible. Unless a quorum consisting of a majority of the outstanding shares entitled to vote is represented at the Annual Meeting, no business can be transacted. Therefore, please vote by telephone or over the Internet by following the instructions included in the Notice, or if you elected to receive printed versions of the materials, please be sure to date and sign your proxy exactly as your name appears on your stock certificate and return it in the postage-paid return envelope enclosed with the printed materials. Please act promptly to ensure that you will be represented at the Annual Meeting.

By Order of the Board of Directors,

/s/ Paul M. Jolas
Paul M. Jolas
Vice President, General Counsel and Corporate Secretary

Euless, Texas

March 28, 2014

1 1 12345678 12345678 12345678 12345678 12345678 12345678 12345678 12345678 000000000000 NAME THE COMPANY NAME INC. - COMMON 123,456,789,012.12345 THE COMPANY NAME INC. - CLASS A 123,456,789,012.12345 THE COMPANY NAME INC. - CLASS B 123,456,789,012.12345 THE COMPANY NAME INC. - CLASS C 123,456,789,012.12345 THE COMPANY NAME INC. - CLASS D 123,456,789,012.12345 THE COMPANY NAME INC. - CLASS E 123,456,789,012.12345 THE COMPANY NAME INC. - CLASS F 123,456,789,012.12345 THE COMPANY NAME INC. - 401 K 123,456,789,012.12345 x 02 0000000000 JOB # 1 OF 2 1 OF 2 PAGE SHARES CUSIP # SEQUENCE # THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date CONTROL # SHARES To withhold authority to vote for any individual nominee(s), mark For All Except” and write the number(s) of the nominee(s) on the line below. 0 0 0 0 0 0 0 0 0 0000201761_1 R1.0.0.51160 For Withhold For All All All Except The Board of Directors recommends you vote “FOR” the following nominees: 1. Election of Directors Nominees 01 Eugene I. Davis 02 William J. Sandbrook 03 Kurt M. Cellar 04 Michael D. Lundin 05 Robert M. Rayner 06 Colin M. Sutherland 07 Theodore P. Rossi U.S. CONCRETE, INC. 331 N. MAIN STREET EULESS, TX 76039 ATTN: CiCi Sepehri Investor Address Line 1 Investor Address Line 2 Investor Address Line 3 Investor Address Line 4 Investor Address Line 5 John Sample 1234 ANYWHERE STREET ANY CITY, ON A1A 1A1 Investor Address Line 1 Investor Address Line 2 Investor Address Line 3 Investor Address Line 4 Investor Address Line 5 John Sample 1234 ANYWHERE STREET ANY CITY, ON A1A 1A1 VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. The Board of Directors recommends you vote “FOR” proposals 2 and 3. For Against Abstain 2. Ratify the appointment of Grant Thornton LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2014. 3. Advisory resolution to approve the compensation of our named executive officers. NOTE: In their discretion, the proxies are authorized to vote on such other matters as may properly come before the meeting or any adjournment or postponement thereof, including procedural and other matters relating to the conduct of the meeting. The undersigned hereby revokes all previous proxies given by the undersigned with respect to the shares represented hereby in connection with the Company’s 2014 Annual Meeting of Stockholders. This proxy may be revoked at any time prior to a vote thereon. Receipt of the accompanying Notice & Proxy Statement and Annual Report of the Company for the year ended December 31, 2013 is hereby acknowledged. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

0000201761_2 R1.0.0.51160 Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Annual Report is/ are available at www.proxyvote.com . U.S. CONCRETE, INC. Proxy for the Annual Meeting of Stockholders To be held on May 14, 2014 This proxy is solicited on behalf of the Board of Directors of U.S. Concrete, Inc. The undersigned hereby appoints William J. Sandbrook and Paul M. Jolas, and each of them, with full power of substitution and re-substitution, to represent the undersigned and to vote all the shares of Common Stock in U.S. Concrete, Inc., a Delaware corporation (the “Company”), which the undersigned is entitled to vote at the Annual Meeting of Stockholders of the Company to be held on May 14, 2014 and at any adjournment or postponement thereof (1) as hereinafter specified upon the proposals listed on the reverse side and as more particularly described in the Proxy Statement of the Company dated March 28, 2014 and (2) in their discretion upon such other matters as may properly come before the meeting or any adjournment or postponement thereof. ALL SHARES OF COMMON STOCK REPRESENTED HEREBY WILL BE VOTED AS SPECIFIED. IF NO SPECIFICATION IS MADE, THOSE SHARES WILL BE VOTED FOR ALL THE NOMINEES LISTED IN PROPOSAL NO. 1; FOR PROPOSALS 2 AND 3; AND AT THE DISCRETION OF THE PROXYHOLDERS ON ANY OTHER MATTER THAT MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF. Continued and to be signed on reverse side